Post Qualification Offering Circular Amendment No. 1
File No. 024-12664

As filed with the Securities and Exchange Commission on August 11, 2026

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated August 11, 2026

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Rise Companies Corp.
Up to 4,275,000 shares of our Class B Common Stock

Rise Companies Corp. (“Rise Companies”, “Rise”, the “Company”, “we”, “our”, “us” or other similar terms) is continuing to offer up to 4,275,000 shares of our Class B Common Stock to the public at a price of $16.05 per share, for a total of up to $68.6 million, which represents the value of the shares available to be offered as of August 4, 2026 out of the rolling 12-month maximum offering amount of $75.0 million in our Class B Common Stock taking into account $6.4 million in shares of Class B Common Stock sold over the prior 12-month period. Since this offering commenced on September 23, 2025, we have sold 352,854 shares at $15.90 per share for approximately $5.6 million in offering proceeds. We previously settled approximately 21,324,707 shares of our Class B Common Stock in connection with our previous offerings. This does not include 635,555 shares that have been sold in a private placement pursuant to Rule 506(c) of Regulation D (defined below).

The minimum investment in our common shares for initial purchases is $500 worth of Class B Common Stock. However, in certain instances, we may revise the minimum purchase requirements in the future or elect to waive the minimum purchase requirement. We expect to offer Class B Common Stock in this offering until a date three (3) years after the date of the initial qualification of the offering or until we raise the maximum amount being offered, unless terminated by our board of directors at an earlier time. We intend to limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased one or more investments sponsored by us. See “Securities Being Offered” and “Plan of Distribution” for a fuller description of our Class B Common Stock to be sold pursuant to this offering circular.

There is no established public trading market for our Class B Common Stock.

Investing in our Class B Common Stock is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6 to read about the more significant risks you should consider before buying our Class B Common Stock. Potential investors are urged to consult their tax advisors regarding the tax consequences to them, in light of their particular circumstances, of acquiring, holding and disposing of our Class B Common Stock.

The United States Securities and Exchange Commission (the “SEC”) does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

	Per Share	Total Maximum(1)
Public Offering Price(2)	$16.05	$74,224,129	(5)
Underwriting Discounts and Commissions(3)	$—	$—
Proceeds to Us from this Offering to the Public (Before Expenses(4))	$16.05	$74,224,129	(5)
Proceeds to Other Persons	$—	$—

(1)	This is a “best efforts” offering, which means we are only required to use our best efforts to sell the Class B Common Stock offered in this offering.

(2)	The price per share shown was arbitrarily determined by our board of directors and may be changed from time to time by our board of directors in its sole discretion.

(3)	Investors will not pay upfront selling commissions in connection with the purchase of our Class B Common Stock.

(4)	All expenses incurred as a result of this offering, which we estimate to be approximately $350,000, will be borne by us. Estimated expenses include all expenses incurred from the commencement of this offering through the expected termination of this offering in 2028, when we expect to file a new offering statement on Form 1-A. Purchasers of our Class B Common Stock are not directly responsible for costs incurred as a result of this offering.

(5)	Since this offering commenced on September 23, 2025, total maximum calculations take into account 352,854 of Class B common shares previously sold under this offering at the offering price of $15.90 per share. We are continuing to offer an additional $68.6 million in our Class B common shares, which, when taken together with the approximately $6.4 million in Class B common shares sold in our previous offering in the last 12 months, is less than the rolling 12-month maximum offering amount of $75.0 million allowable under Regulation A. As of August 4, 2026, we have raised approximately $216.9 million from shares that were previously qualified.

Our office is located at 11 Dupont Circle NW, 9th Floor, Washington, DC 20036. Our telephone number is (202) 584-0550. Information regarding the Company is also available on the Fundrise website at www.fundrise.com, the contents of which (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in, or otherwise a part of, this offering circular.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to non-natural persons and we are entitled to apply different rules to accredited investors. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act of 1933, as amended. For general information on investing, we encourage you to refer to www.investor.gov.

We are providing the disclosure in the format prescribed by Part II of Form 1-A.

The date of this offering circular is [DATE]

TABLE OF CONTENTS

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on Fundrise’s website, www.fundrise.com and via Fundrise’s iOS or Android mobile applications. The contents of Fundrise’s website and mobile applications (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in, or otherwise a part of, this offering circular.

We, and if applicable, those selling Class B Common Stock on our behalf in this offering, will be permitted to make a determination that the purchasers of Class B Common Stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (the “Securities Act”). For general information on investing, we encourage you to refer to www.investor.gov.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Class B Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Class B Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Class B Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Class B Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Class B Common Stock is being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Class B Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person:

1.	who has an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person;

2.	who has earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

3.	who has certain professional certifications, designations or credentials or other credentials issued by an accredited educational institution, as designated by the SEC; or

4.	who, with respect to investments in a private fund, are “knowledgeable employees” of the fund, as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The list above is non-exhaustive; prospective investors should review Rule 501 of Regulation D for more details on whether they are an “accredited investor.” If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

OFFERING CIRCULAR SUMMARY

This offering summary highlights material information regarding our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, including the “Risk Factors” section before making a decision to invest in our Class B Common Stock.

Rise Companies Corp.

Rise Companies Corp. (“Rise”, “Rise Companies”, “we”, “our”, the “Company” and “us”), together with its subsidiaries and affiliate organizations (“Fundrise”), combines modern financial technology and investment management to build the next generation of alternative asset management. Our technology platform has allowed us to build a differentiated business with what we believe is a significant competitive advantage and a robust, proprietary software infrastructure.

We own and operate the Fundrise platform, a leading web-based and mobile alternative asset investment platform located at www.fundrise.com (the “Fundrise Platform”). We use industry-specific expertise to evaluate, originate, service and manage investment opportunities through our fund management. We seek to develop alternative investment vehicles for external investors, for which we provide asset management services, typically under long-term management arrangements either through a contract with, or as the manager or general partner of, our Investment Products (as defined in this offering circular under the heading “Business”).

Other than our initial seed investments in each of the Investment Products, we do not assume the long-term credit risk of the investments facilitated through the Fundrise Platform.

Our office is located at 11 Dupont Circle NW, 9th Floor, Washington, D.C. 20036. Our telephone number is (202) 584-0550. Information regarding the Company is also available on Fundrise’s web site at www.fundrise.com.

As of the date of this offering circular, we had 190 employees (188 of which were full-time employees).

Recent Developments

Capital Raised

The Company is currently offering up to approximately $68.6 million of its Class B Common Stock, which represents the value of the shares available to be offered as of August 4, 2026 out of the rolling 12-month maximum offering amount of $75.0 million in our Class B Common Stock taking into account approximately $6.4 million in shares of Class B Common Stock sold over the prior 12-month period. The Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may occur sporadically over the term of the Offering. As of August 4, 2026 we have sold approximately 21.7 million shares of our Class B Common Stock at varying prices, for approximately $216.9 million in gross offering proceeds. This does not include 635,555 shares that have been sold in a private placement pursuant to Rule 506(c) of Regulation D for proceeds of $7,199,982.

Shares are currently offered pursuant to this offering circular and are sold on a continuous basis only to existing investors in the Investment Products. While we fund our operating expenditures primarily through operating revenues, funds received from the issuance of our Class B Common Stock provide an important supplementary source of capital.

Our Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors has ultimate responsibility for our operations, corporate governance, compliance and disclosure. We have five members on our board of directors, three of whom have been determined by our board of directors to be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Stock Market LLC, even though we are not currently subject to such rules.

THE OFFERING

Class B Common Stock we are offering	4,275,000 shares of Class B Common Stock.
Class B Common Stock outstanding as of August 4, 2026	20,148,949 shares of Class B Common Stock.
Class B Common Stock to be outstanding immediately after this offering if all shares being offered are sold	24,423,949 shares of Class B Common Stock.
Class A Common Stock to be outstanding immediately after this offering	2,458,394 shares of Class A Common Stock.
Class F Common Stock to be outstanding immediately after this offering	10,000,000 shares of Class F Common Stock.
Preferred stock to be outstanding immediately after this offering	11,865,046 shares of Series A Preferred Stock.
Voting power held by holders of Class B Common Stock after giving effect to this offering	0.00%
Voting power held by holders of Class A Common Stock after giving effect to this offering	2.15%
Voting power held by holders of Class F Common Stock after giving effect to this offering	87.47%
Voting power held by holders of Series A Preferred Stock after giving effect to this offering	10.38%
Voting Rights	Class B Common Stock carries no voting rights. One vote per share for Class A Common Stock, ten votes per share for Class F Common Stock, and one vote per share for Series A Preferred Stock. For additional information, see “Securities Being Offered.”

Use of Proceeds	The principal purposes of this offering are to increase our capitalization and financial flexibility. As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Currently, we intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. For additional information, see “Use of Proceeds” below.
Investment Requirements

The minimum investment in our common shares for initial purchases is $500 worth of Class B Common Stock. However, in certain instances, we may revise the minimum purchase requirements in the future or elect to waive the minimum purchase requirement.

We intend to initially limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased one or more investments sponsored by us. For additional investment requirements, see “State Law Exemption and Purchase Restrictions.”

Liquidity Event	Subject to then existing market conditions, we may consider alternatives for providing liquidity to our stockholders within three to five years from the completion of this offering. However, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that time frame. Our board of directors has the discretion to consider a liquidity transaction at any time if it determines such event to be in our best interests, such as, but not limited to, a listing of our common stock on a national securities exchange or a similar transaction. We do not have a stated term, as we believe setting a finite date for a possible, but uncertain future liquidity transaction may result in actions that are not necessarily in the best interest, or within the expectations of, our stockholders. Accordingly, stockholders should be prepared to hold their shares of Class B Common Stock indefinitely.
Risk Factors	Investing in our Class B Common Stock involves a high degree of risk. You should carefully review the “Risk Factors” section of this offering circular, beginning on page 6, which contains a detailed discussion of the material risks that you should consider before you invest in our Class B Common Stock.

RISK FACTORS

An investment in our Class B Common Stock involves substantial risks. You should carefully consider the following risk factors in addition to the other information contained in this offering circular before purchasing shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”

Risks Related to Our Business

The growth of our business depends in large part on our ability to raise capital from investors. If we are unable to raise capital from new or existing investors or existing investors decide to withdraw their investments from our Investment Products, our Investment Products will be unable to deploy such capital into investments and we will be unable to collect additional fees, which would have a negative effect on our growth prospects.

Our ability to raise capital from investors depends on a number of factors, including many that are outside our control. Investors may choose not to make investments with alternative asset managers, including sponsors of real estate investment programs and private real estate investment funds, and may choose to invest in asset classes and fund strategies that we do not offer. Poor performance of our Investment Products could also make it more difficult for us to raise new capital. Investors and potential investors in our Investment Products continually assess the performance of our Investment Products independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future Investment Products depends on our performance. If economic and market conditions deteriorate, we may be unable to raise sufficient amounts of capital to support the investment activities of our new and future Investment Products. In addition, one of our key growth strategies is the expansion of our product offerings through the development of new Investment Products. If we are unable to successfully raise capital for our existing and future Investment Products, we will be unable to collect additional fees in connection with our management of our Investment Products, which would have a negative effect on our growth prospects.

We are currently incurring net losses and expect to continue incurring net losses in the future.

We are currently incurring net losses and expect to continue incurring net losses in the future. Our failure to become profitable could impair the operations of the Fundrise Platform by limiting our access to working capital to operate the Fundrise Platform. In addition, our operating expenses may increase in the future as we continue to scale our operations. If our operating expenses exceed our expectations, our financial performance could be adversely affected. If our revenue does not grow to offset these increased expenses, we may never become profitable. Over certain periods, we may not have any revenue growth, or our revenue could decline.

The loss of our executive officers or key personnel could have an adverse effect on our business. Our ability to attract and retain qualified investment professionals is critical to our success.

We depend on the investment expertise, skill and network of business contacts of our executive officers and key personnel. Our executive officers and key personnel evaluate, negotiate, structure, execute, monitor and service our investments. Our future success will depend to a significant extent on the continued service and coordination of our executive officers and key personnel. In particular, Benjamin S. Miller, our co-founder and Chief Executive Officer, is critical to the management of our business and operations and the development of our strategic direction. The departure of Mr. Miller or of any other executive officers or key personnel could have an adverse effect on our ability to achieve our investment objective.

The ability of the Investment Products to achieve their investment objectives depends on our ability to identify, analyze, invest in, finance and monitor investments that meet their investment criteria. Our capabilities in structuring the investment process and providing competent, attentive and efficient services to our Investment Products depend on the employment of investment professionals in adequate number and of adequate sophistication to match the corresponding flow of transactions. To achieve the investment and growth objectives of the Investment Products, we may need to hire, train, supervise and manage new investment professionals to participate in our investment selection and monitoring process. We may not be able to find investment professionals in a timely manner or at all. We also face competition from other industry participants for the services of qualified investment professionals, both with respect to hiring new and retaining current investment professionals. Failure to support our investment process could have an adverse effect on our business, financial condition and results of operations. We do not carry any “key man” insurance that would provide us with proceeds in the event of the death or disability of our executive officers or key personnel.

The investment management business is intensely competitive.

The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, continuity of investment professionals, corporate positioning, business reputation and continuity of differentiated products. A number of factors, including the following, serve to increase our competitive risks:

•	a number of our competitors have greater financial, technical, marketing and other resources, including a lower cost of capital and better access to funding sources, more established name recognition and more personnel than we do;
•	there are relatively low barriers impeding entry to new investment funds, including a relatively low cost of entering these businesses;
•	the recent trend toward consolidation in the investment management industry, and the securities business in general, has served to increase the size and strength of our competitors;
•	some competitors may invest according to different investment styles or in alternative asset classes that the markets may perceive as more attractive than our investment approach;
•	some competitors may have higher risk tolerances or different risk assessments than we or our Investment Products have; and
•	other industry participants may seek to recruit our qualified investment professionals.

If we are unable to compete effectively, our revenue would be reduced and our business could be adversely affected.

Poor performance of our Investment Products would cause a decline in our revenues and results of operations and could adversely affect our ability to raise capital for future Investment Products.

If any of our Investment Products perform poorly, either by incurring losses or underperforming benchmarks, as compared to our competitors or otherwise, our investment record would suffer. As a result, our revenues may be adversely affected and the value of our assets under management could decrease, which may, in turn, reduce our fees. Poor performance of our Investment Products could also make it more difficult for us to raise new capital. Investors in our Investment Products may decline to invest in future Investment Products we form as a result of poor performance. Investors and potential investors in our Investment Products continually assess the performance of our Investment Products independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future Investment Products and avoid excessive redemption levels depends on our Investment Products’ performance. Accordingly, poor performance may deter future investment in our Investment Products and thereby decrease the capital invested in our Investment Products and, ultimately, our revenues. Alternatively, in the face of poor performance of our Investment Products, investors could demand lower fees or fee concessions for existing or future Investment Products which would likewise decrease our revenues.

The performance of our Investment Products depends primarily on the performance and value of the underlying assets that our Investment Products own or in which our Investment Products make debt or equity investments. Lack of performance or a reduction in the value of these assets may adversely affect the performance of our Investment Products, and our financial condition and results of operations may be harmed.

Our performance and the performance of our Investment Products are significantly affected by the performance and value of the real estate and technology assets in which our Investment Products have invested. The performance and value of those real estate and technology assets are subject to volatility based upon a variety of factors, including economic, political and market factors. For example, the real estate assets may be subject to risks such as the increase in interest rates and the oversupply of space in the areas where particular real estate assets are located, and the technology assets may be subject to risks such as increased competition and product obsolescence.

Fees received in connection with the management of our Investment Products comprise a significant portion of our revenues and a reduction in or elimination of such fees, including from the termination of certain relationships with our Investment Products, could have an adverse effect on our revenues and results of operations.

If the total assets or net investment income of our Investment Products were to decline significantly for any reason, including without limitation, due to short-term changes in market value, mark-to-market accounting requirements, the poor performance of our Investment Products’ investments or the failure to successfully access or invest capital, the amount of the fees we receive would also decline significantly, which could have an adverse effect on our revenues and results of operations.

In addition, fees paid to us could vary due to a number of factors, including an Investment Product’s ability to source and fund new investments, the level of its expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which it encounters competition in the market and general economic conditions. Variability in fees we receive would have an adverse effect on our revenues, results of operations and could cause volatility or a decline in the value of our Class B Common Stock.

In addition, the advisory, management or other arrangements between us or our affiliates on one hand, and any of our Investment Products on the other hand, may be terminated. For example, the manager of an Investment Product may be removed for “cause” upon the affirmative vote or consent of the holders of two-thirds of the then issued and outstanding common shares of such Investment Product. Additionally, the arrangements between our Investment Products and certain of our affiliates, pursuant to which such affiliates receive certain servicing and other fees, may be terminated upon the occurrence of certain events, including, but not limited to, insolvency, failure to comply with the terms of the applicable servicing agreement, or upon sufficient notice by either party. If any such arrangements between us or our affiliates on one hand, and any of our Investment Products and their subsidiaries on the other hand, are terminated, we would experience a reduction in or elimination of such fees, resulting in a significant decline in revenues.

A significant portion of our revenues is derived from fees and other payments received from our Investment Products, all of which are affiliated with us and associated with the Fundrise Platform, and as a result, our operating results are highly dependent on the performance, asset growth, and continued operation of such affiliates and the success of the Fundrise Platform. The lack of diversity in our fees and other payments could adversely affect our business, financial condition, and results of operations.

The Investment Products face competition for investment opportunities, which could reduce returns and result in losses to the Investment Products and reduce our revenues.

The Investment Products compete for the acquisition of properties and other investments and the origination of loans with certain other companies, including real estate investment trusts (“REITs”), insurance companies, commercial banks, venture capital funds, certain private investment funds, hedge funds, specialty finance companies, online investment platforms and other investors. Several of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we or our Investment Products do. For example, some competitors may have a lower cost of capital and access to funding sources that are not available to us or the Investment Products. In addition, some of our competitors may have higher risk tolerances or different risk assessments than we or our Investment Products have. These characteristics could allow our competitors to consider a wider variety of investments, establish more relationships and offer better pricing and more flexible structuring than we are able to do for our Investment Products. We may lose investment opportunities for our Investment Products if we do not match our competitors’ pricing, terms and structure. If we are forced to match our competitors’ pricing, terms and/or structure, we may not be able to achieve acceptable returns on investments for the Investment Products or such investments may bear substantial risk of capital loss, particularly relative to the returns to be achieved. Furthermore, a significant increase in the number and/or the size of our competitors in our target market could force us to accept less attractive investment terms for the Investment Products. Moreover, some of our competitors have greater experience operating under, or are not subject to, the regulatory restrictions that the Investment Advisers Act of 1940 (the “Advisers Act”) imposes on Fundrise Advisors.

The significant growth we have experienced, particularly with respect to assets under management and revenues, is difficult to sustain.

Our assets under management increased from approximately $250 million as of December 31, 2017 to approximately $3.43 billion as of June 30, 2026. The continued growth of our business will depend on, among other things, our ability to devote sufficient resources to maintaining existing investment strategies and developing new investment strategies and Investment Products, our ability to raise adequate capital for our Investment Products, our ability to identify and source appropriate investments, our ability to maintain and further develop relationships for sources of investment opportunities, our success in producing attractive returns from our investment strategies, our ability to extend our distribution capabilities and direct investor traffic to the Fundrise Platform, our ability to deal with changing market conditions, our ability to maintain adequate financial and business controls and our ability to comply with legal and regulatory requirements. Any failure to sustain the level of growth we have achieved historically could adversely affect our ability to generate revenues and control our expenses.

Our failure to manage future growth effectively may have an adverse effect on our financial condition and results of operations.

We may experience continued rapid growth in our operations, which may place a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part upon the ability of our executive officers to manage growth effectively. Our ability to grow also depends upon our ability to successfully hire, train, supervise and manage new employees, obtain financing for our capital needs, expand our systems effectively, allocate our human resources optimally, maintain clear lines of communication between our transactional and management functions and our finance and accounting functions and manage the pressures on our management, administrative, operational and financial infrastructure. We also cannot assure you that we will be able to accurately anticipate and respond to the changing demands we will face as we continue to expand our operations, and we may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have an adverse effect on our business, financial condition and results of operations.

We intend to expand into new investment strategies and geographic markets and enter into new lines of business, each of which results in additional risks and uncertainties in our businesses.

If market conditions warrant, we intend to grow by increasing assets under management in existing businesses and expanding into new investment strategies and geographic markets and enter into new lines of business. We may develop new strategies and Investment Products organically through the Fundrise Platform. We may also pursue growth through acquisitions of critical business partners or other strategic initiatives.

Attempts to expand our businesses involve a number of special risks, including some or all of the following:

•	the required investment of capital and other resources;
•	the diversion of management’s attention from our core businesses;
•	the levels of experience of our executive officers, investment professionals and senior management in operating new investment strategies and Investment Products;
•	the assumption of liabilities in any acquired business;
•	unexpected difficulties or the incurrence of unexpected costs associated with integrating and overseeing the operations of new businesses and activities;
•	entry into geographic markets or lines of business in which we may have limited or no experience;
•	increasing demands on our operational and management systems and controls;
•	new investment strategies and Investment Products may provide for less profitable fee structures and arrangements than our existing investment strategies and Investment Products;
•	compliance with additional regulatory requirements; and
•	the broadening of our geographic footprint, increasing the risks associated with conducting operations in certain jurisdictions where we currently have no presence.

Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. In addition, attempts to expand our business may result in investment of capital and additional expenses incurred that, while generally structured to be reimbursable to the Company, may ultimately only be received by us if the new investment initiative is successful. If a new business does not generate sufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control. Further, as we expand existing and develop new Investment Products that are not permanent capital vehicles, we may be subject to a greater risk of, among other things, investor redemptions and reallocation. Because we have not yet identified these potential new investment strategies, geographic markets or lines of business, we cannot identify all the risks we may face and the potential adverse consequences on us and your investment that may result from any attempted expansion. The risks described above, including those we cannot identify, may prevent us from growing our business through expanded product offerings or result in unexpected costs that may lead to a decline in our financial position and the value of our Class B Common Stock.

Operational risks may disrupt our business, result in losses or limit our growth.

We are heavily dependent on the capacity and reliability of the technology systems supporting our operations, whether owned and operated by us or by third parties. Operational risks such as interruption of our financial, accounting, compliance and other data processing systems, whether caused by fire, other natural disaster, power or telecommunications failure, cyber-attacks or other cyber incidents, act of terrorism or war or otherwise, could result in a disruption of our business, liability to investors, regulatory intervention or reputational damage. If any of these systems do not operate properly or are disabled for any reason or if there is any unauthorized disclosure of data, whether as a result of tampering, a breach of our network security systems, a cyber-incident or attack or otherwise, we could suffer financial loss, a disruption of our businesses, liability to our Investment Products, regulatory intervention or reputational damage. Insurance and other safeguards might be unavailable or might only partially reimburse us for our losses. Although we have back-up systems in place, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate.

The inability of our systems to accommodate an increasing volume of transactions also could constrain our ability to expand our businesses. Additionally, any upgrades or expansions to our operations or technology may require significant expenditures and may increase the probability that we will suffer system degradations and failures.

If we use proceeds from our offering or from operations to redeem shares of our Class B Stock, we will have less capital available to make investments and fund our operations.

We have in the past, and reserve the right in the future to allow limited redemptions in exceptional circumstances, including, without limitation, personal conduct redemptions. If we determine to repurchase shares of Class B Common Stock under the above circumstance, we may use offering proceeds or cash on hand that might reduce our ability to fund investments or our operations.

We rely on third-party service providers for critical functions, and any failure by these providers to perform effectively, comply with applicable laws, or maintain their relationships with us could adversely affect our business.

We depend on various third-party vendors to support key aspects of our business, including cloud infrastructure, payment processing, identity verification, anti-money laundering and Know Your Customer (KYC) compliance, and data analytics. These providers may have access to sensitive customer or business information and are subject to various legal and regulatory obligations. If any of these third parties fail to comply with applicable laws or regulations, including those related to consumer protection, data privacy, or financial services, we could be exposed to legal liability or regulatory scrutiny. In addition, any disruption, service degradation, data handling failure, or termination of our agreements with these vendors, could impair our ability to operate effectively, deliver services to customers, or meet regulatory requirements. Our reliance on third-party providers also limits our control over certain operations, and we may not be able to quickly replace or replicate these services without incurring significant cost or delay, which could have a material adverse effect on our business, financial condition, and results of operations.

The occurrence of a cyber incident, or a deficiency in our cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, or damage to our business relationships and reputation, all of which could negatively impact our financial results.

The Fundrise Platform processes certain confidential information provided by investors, including investors in our Investment Products, including investors’ bank information and other personally-identifiable sensitive data. While we take commercially reasonable measures to protect our investors’ confidential information and maintain appropriate cybersecurity, the security measures of the Fundrise Platform, our company’s information technology systems or those of our affiliates or our service providers could be breached.

The Fundrise Platform is hosted in data centers that are compliant with payment card industry security standards and the website is tested by a third party to ensure the highest levels of security are in place. However, any accidental or willful breach or other unauthorized access to our information technology systems could cause such information to be stolen and used for criminal purposes, in which case we, our Investment Products, and our investors would be subject to increased risks, including risk of fraud or identity theft. Because techniques used to obtain unauthorized access or to sabotage systems are inherently difficult to foresee and may not be recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors to lose confidence in the effectiveness of our data security measures. As we rely on this technology, this poses risks that could directly result from the occurrence of a cyber incident, including operational interruption and damage to our relationship with our investors (including investors in our Investment Products) and service providers, which could negatively impact our reputation and financial results.

Artificial generative intelligence technologies present risks related to the control of our proprietary business information, keeping such information confidential, and emerging regulatory risk, any or all of which may adversely affect our business and results of operations.

There are risks associated with AI, any or all of which could adversely affect our business. Issues in the development and use of AI, combined with an uncertain regulatory environment, may result in reputational harm, liability, or other adverse consequences to our business operations. We have adopted certain generative AI tools into our systems for specific use cases, including our RealAI offering (refer to Business for further detail). Where a generative AI or machine learning model ingests our proprietary information and makes connections using such data, those technologies may reveal other sensitive, proprietary, or confidential information generated by the model. Additionally, our vendors may incorporate generative AI tools into their services and deliverables without disclosing this use to us, and the providers of these generative AI tools may not meet existing or rapidly evolving regulatory or industry standards with respect to privacy and data protection and may inhibit our or our vendors’ ability to maintain an adequate level of service and experience or confidentiality. Moreover, generative AI or machine learning models may create incomplete, inaccurate, or otherwise flawed outputs, some of which may be difficult to detect. Reliance on such flawed outputs could result in adverse consequences to us, including exposure to reputational and competitive harm, customer loss, and legal liability. Laws or regulations may prevent or limit our ability to use AI in our business, lead to regulatory fines or penalties, require significant resources to modify and maintain business practices to comply with applicable law or necessitate changes in our business practices. The incorporation of AI technologies into our products and services could expose us to intellectual property claims or mandatory compliance with open source software or other license terms. Compliance with regulations as well as social and ethical standards relating to AI may require significant research and development costs as well as management and employee attention. Building products that incorporate AI requires significant investment in infrastructure and personnel with no assurance that we will realize the desired or anticipated benefits, including as a result of the complex and rapidly evolving nature of AI and AI-related technologies. Our competitors may more successfully incorporate AI into their products and achieve higher market acceptance of their AI solutions, which could impair our ability to compete effectively and adversely affect our results of operations. If we cannot use AI, or if our use is restricted, we may have to halt our offering of RealAI, our business may be less efficient, or we may be at a competitive disadvantage. Any of these outcomes could damage our reputation, result in the loss of valuable property and information, and adversely impact our business.

If our techniques for managing risk are ineffective, we may be exposed to unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses or face litigation, particularly from our clients, and sanctions or fines from regulators.

Our techniques for managing risks in our Investment Products may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in those Investment Products or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to unanticipated losses in the net asset value of the Investment Products and therefore a reduction in our revenues.

A significant amount of our Investment Products are structured through vehicles intended to qualify as REITs for U.S. federal income tax purposes. REITs are generally not subject to U.S. federal corporate income tax on their net income that is distributed to their shareholders. If any such Investment Product fails to satisfy the requirements necessary to permit it to qualify for this favorable tax status, we could be subject to claims by investors and our reputation for structuring these Investment Products would be negatively affected, which would have an adverse effect on our financial condition and results of operations.

We structure some of our Investment Products as public non-traded REITs. A REIT is generally not subject to U.S. federal corporate income tax on its net income that is distributed to its shareholders, which substantially eliminates the “double taxation” (i.e., taxation at both the corporate and shareholder levels) that generally arises in an investment in a taxable corporation. This flow-through treatment permits REITs to have more income available for distributions to investors (i.e., without reduction for U.S. federal corporate income tax). If a REIT fails to satisfy the complex requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended, we could be subject to claims by investors as a result of such REIT being subject to U.S. federal corporate income (and possibly increased state and local) tax and a reduction in the funds available for distribution to investors in our Investment Products. In addition, any failure to satisfy applicable tax REIT requirements in structuring our Investment Products would negatively affect our reputation, which would in turn affect our ability to earn additional fees from new Investment Products. Claims by investors could lead to losses and any reduction in our fees would have an adverse effect on our revenues.

The investment management industry faces substantial litigation risks that could adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

We depend to a large extent on our network of relationships and on our reputation in order to attract and retain investors. If an investor in our Investment Products is not satisfied with our products or services, such dissatisfaction, particularly if communicated to others, may be more damaging to our business than to other types of businesses. We make investment decisions on behalf of investors in our Investment Products that could result in substantial losses to them. If investors in our Investment Products suffer significant losses, or are otherwise dissatisfied with our services, we could be subject to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty, breach of contract, unjust enrichment or fraud. These risks are often difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time, even after an action has been commenced.

Additionally, the listing of the Innovation Fund (as defined in Business below) on the New York Stock Exchange ("NYSE") exposes us to heightened public scrutiny and litigation risks that are distinct from, and in addition to, those associated with our other Investment Products. Unlike our non-traded products, shares of the Innovation Fund trade in the public secondary market at prices determined by supply and demand, which may differ materially from the fund's net asset value (“NAV”) per share and could invite securities class action litigation or regulatory inquiry. The potential class of plaintiffs in any such securities action is significantly larger than for our non-traded Investment Products because shares may be purchased by any member of the investing public in the secondary market.

We may incur significant legal expenses in defending against litigation related to our Investment Products. Substantial legal liability or significant regulatory action against us could cause significant reputational harm to us and could adversely affect our business, financial condition or results of operations.

Any failure to protect our own intellectual property rights could impair our brand, or subject us to claims for alleged infringement by third parties, which could harm our business.

We rely on a combination of copyright, trade secret, trademark and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. However, the steps we take to protect our intellectual property rights may be inadequate. Third parties may seek to challenge, invalidate or circumvent our copyright, trade secret, trademark and other rights or applications for any of the foregoing. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing on such rights. We may, however, be unaware of the intellectual property rights that others may claim cover some or all of our technology or services.

In order to protect our intellectual property rights, we may be required to spend significant resources. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. In addition, any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering investments in our Investment Products or operating our subsidiaries or require that we comply with other unfavorable terms. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and our business.

Risks Related to this Offering and our Structure

Because no public trading market for our shares currently exists, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the public offering price.

Our amended and restated certificate of incorporation does not require us to list our shares for trading on a national securities exchange by a specified date. There is no public market for our shares and we currently have no plans to list our shares on a stock exchange or other trading market. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. Although, we have in the past and reserve the right in the future to allow limited redemptions in exceptional circumstances, including, without limitation, personal conduct redemptions. Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.

Although we presently intend to pursue a liquidity transaction at some point in the future — which may include listing our shares of Class B Common Stock on a stock exchange or other trading market, a sale of the Company, or another strategic transaction — in order to provide liquidity to our stockholders, our amended and restated certificate of incorporation does not require us to pursue such a liquidity transaction, nor will we enter into any registration rights agreement with stockholders. Market conditions and other factors could cause us to delay any such liquidity transaction. If we decide to pursue a liquidity transaction, we would be under no obligation to conclude the process within a set time. If we decide to list our shares on a stock exchange or other trading market, the timing of such listing will depend on financial markets, economic conditions, and U.S. federal income tax effects on stockholders, that may prevail in the future. We cannot guarantee that we will be successful in completing any liquidity transaction. If we do not decide to pursue a liquidity transaction, or delay doing so due to market conditions, your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and could suffer losses on your investment.

This offering and the offerings of certain of our Investment Products are focused on attracting a large number of investors that plan on making relatively small investments. An inability to attract such investors may have an adverse effect on the success of our and certain of our Investment Products’ offerings, and we may not raise adequate capital to implement our business strategy.

Our Class B Common Stock and the common shares of our eREITs (as defined in this offering circular under the heading “Business”) are being offered and sold only to “qualified purchasers” (as defined in Regulation A). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D (which, in the case of natural persons, (A) have an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person, (B) earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year, (C) who has certain professional certifications, designations or credentials or other credentials issued by an accredited educational institution, as designated by the SEC or (D) who, with respect to investments in a private fund, are “knowledgeable employees” of the fund, as defined in the Investment Company Act) and (ii) all other investors so long as their investment in the particular issuer does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Class B Common Stock and the common shares of our eREITs are currently being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Class B Common Stock or in the common shares of an eREIT, as applicable, does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor”, although there is no income or asset test that those investors need to satisfy. Shares of our other Investment Products that are Investment Company Act Funds are likewise offered primarily to investors who do not meet the definition of “accredited investors”. Therefore, our target investor base inherently consists of persons that may not have the high net worth or income that investors in traditional initial public offerings have, where the investor base is typically composed of “accredited investors”.

Our reliance on attracting investors that may not meet the net worth or income requirements of “accredited investors” carries certain risks that may not be present in traditional initial public offerings. For example, certain economic, geopolitical and social conditions may influence the investing habits and risk tolerance of these smaller investors to a greater extent than “accredited investors”, which may have an adverse effect on our ability to raise adequate capital to implement our business strategy. Additionally, our focus on investors that plan on making, or are able to make, relatively small investments requires a larger investor base in order to meet our goal of raising approximately $74.2 million in this offering, each eREITs’ goal of raising $75.0 million on a rolling 12-month basis in its offering, and each Investment Company Act Fund’s capital raising goals. We may have difficulties in attracting a large investor base, which may have an adverse effect on the success of this offering and our Investment Product offerings, and a larger investor base involves increased transaction costs, which will increase our and our Investment Products’ expenses. Further, if our Investment Products are unable to successfully raise capital for their respective business strategies, we will experience a decrease in the fees that we collect from our Investment Products or from entities that may be borrowers or joint venture partners with our Investment Products, which would have a negative effect on our growth prospects.

We are controlled by our executive officers who hold shares of our common stock, and their interests may conflict with those of our other stockholders.

Our executive officers, one of whom is Benjamin Miller, our Chief Executive Officer, collectively hold more than fifty percent (50%) of the combined voting power of our common stock. This voting power includes holding 50% of our outstanding shares of Class F Common Stock, which are entitled to ten (10) votes per share. So long as our executive officers continue to collectively hold, directly or indirectly, shares of common stock representing more than 50% of the voting power of our common stock, they will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors (and therefore our management and policies), amendment of our amended and restated certificate of incorporation and approval of significant corporate transactions. The control exercised by our executive officers may have the effect of delaying or preventing a change in control of our Company or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other common stockholders oppose them. The interests of our executive officers may not always coincide with the interests of other stockholders, and our executive officers may act in a manner that advances their best interests and not necessarily those of our other stockholders.

The holders of our Series A Preferred Stock and Class F Common Stock could restrict our ability to enter into various corporate transactions that may be beneficial to our business strategy.

So long as at least 2,500,000 shares of Series A Preferred Stock remain outstanding, without the prior consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, we are generally prohibited from, among other things, the following:

•	effecting a sale or transfer of all or substantially all of our assets;
•	entering into any merger or consolidation;
•	effecting a change of control;
•	effecting a liquidation or dissolution;
•	amending our amended and restated certificate of incorporation or bylaws;
•	authorizing or issuing equity securities that are senior to, or on parity with, our preferred stock;
•	redeeming or otherwise acquiring any shares of preferred stock or common stock;
•	changing the size of our board of directors;
•	paying or declaring any dividends;
•	approving any transaction that is outside of the annual budget approved by our board of directors and involves a capital expenditure in excess of $1,000,000;
•	entering into certain affiliate transactions;
•	entering into an agreement relating to the compensation of our Chief Executive Officer;
•	changing our material accounting methods or policies to those that are not in compliance with U.S. GAAP;
•	issuing any equity securities for consideration other than cash;
•	increasing the number of shares reserved under the Third Amended and Restated 2014 Stock Option and Grant Plan (the "Plan") or adopting any new stock options or incentive plans;
•	changing our primary lines of business; and
•	licensing or encumbering any of our intellectual property.

Additionally, so long as any shares of Class F Common Stock are outstanding, without the prior consent of the holders of a majority of the then outstanding shares of Class F Common Stock, we are generally prohibited from, among other things, the following:

•	amending our amended and restated certificate of incorporation or bylaws if such amendment would adversely affect the rights of the holders of Class F Common Stock;
•	changing the authorized number of shares of Class F Common Stock;
•	authorizing or issuing equity securities that have voting rights more favorable than those granted to the Class F Common Stock; and
•	changing the size of our board of directors.

These restrictions may limit our ability to engage in activities which could expand our business, including obtaining future financing, making needed capital expenditures, or taking advantage of business opportunities such as strategic acquisitions and dispositions.

Holders of our Class B Common Stock have no voting rights, except under limited circumstances, and their ability to influence the outcome of important transactions of the Company, including a change in control, are limited.

Holders of our Class B Common Stock do not have voting rights, except as may be required by Delaware law, and will have no right to vote for any members of our board of directors or increases in the number of authorized shares of common stock (including the number of shares designated as Class B Common Shares). The holders of our Class A Common Stock, Class F Common Stock and Series A Preferred Stock are entitled to vote on all matters submitted to a vote of stockholders. The holders of our Class F Common Stock are entitled to ten (10) votes per share on all matters submitted to a vote of stockholders. The holders of Class F Common Stock control the voting power of our capital stock and therefore will control all matters submitted to our stockholders for approval. Furthermore, the holders of Series A Preferred Stock have contractual rights to approve certain corporate transactions, including effecting a change of control of our company. The holders of our Class F Common Stock and Series A Preferred Stock may have interests that differ from those of other shareholders and may vote in a way with which those other shareholders disagree and which may be adverse to their interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might ultimately affect the market price of our Class B Common Stock.

Our Class B Common Stock is subject to restrictions on transfer and a company repurchase option, both of which could restrict your ability to sell your shares or realize a profit on your shares.

Pursuant to our amended and restated certificate of incorporation, holders of our Class B Common Stock may not transfer, assign, pledge or otherwise dispose of or encumber shares of Class B Common Stock (or any interest therein) without the prior written consent of our board of directors or our chief executive officer, except for certain exempt transfers. Our board of directors or chief executive officer may withhold consent to any prohibited transfer in its absolute discretion. Accordingly, if you intend to sell or otherwise transfer your shares of Class B Common Stock, and the intended transfer is prohibited, you may not be able to consummate the sale or transfer without prior consent, and the board of directors or chief executive officer have no obligation to approve the sale or transfer. In such circumstance, you may be required to hold your shares indefinitely or transfer them at a later time and for a lower price per share than you originally proposed selling them for.

Additionally, pursuant to subscription agreements that we enter into with each holder of Class B Common Stock, we have the right to repurchase, at the original purchase price, all of the shares of Class B Common Stock held by a holder if such holder fails to conform their personal conduct to accepted standards of good citizenship or if such holder conducts itself in a way that reflects poorly on our company, as determined by our board of directors or chief executive officer in their sole discretion. If we repurchase your shares of Class B Common Stock under the above circumstances, you will not realize any profit on your shares, regardless of the current fair market value of those shares. These restrictions on transfer and our repurchase option on the Class B Common Stock could also have an adverse effect on the marketability of our Class B Common Stock, which could decrease the value of the Class B Common Stock.

As a non-listed company, we are not subject to a number of corporate governance requirements, including the requirements for independent board committees.

As a non-listed company, we are not subject to a number of corporate governance requirements that an issuer listing on a national stock exchange would be. Accordingly, while we have a board of directors and have adopted guidelines relating to director conflicts of interests and policies relating to related-party transactions, we do not have, nor are we required to have (i) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (iv) independent audits of our internal controls. Accordingly, stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Certain provisions of our amended and restated certificate of incorporation, our bylaws and Delaware law could hinder, delay or prevent a change of control of the Company.

Certain provisions of our amended and restated certificate of incorporation, our bylaws and Delaware law could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of the Company, even if a change of control would be beneficial to the interests of our stockholders. For example, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting shares. Although Section 203 is not applicable to us as of the date of this offering circular, because we do not currently have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders (one of which must be true in order for Section 203 to apply), we may become subject to Section 203 in the future. As an additional example, our amended and restated certificate of incorporation provides that so long as at least 2,500,000 shares of Series A Preferred Stock remain outstanding, without the prior consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, we are generally prohibited from effecting a change of control.

The offering price of our shares of Class B Common Stock was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

We established the offering price of our shares of Class B Common Stock on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any independent valuation, the offering price may be substantially more than the actual value of your investment. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.

Potential investors in this offering do not have preemptive rights to any shares we issue in the future. Under our amended and restated certificate of incorporation, we have authority to issue an aggregate of 106,000,000 shares of capital stock, consisting of 91,000,000 shares of common stock (of which 43,000,000 are Class A Common Stock, 38,000,000 are Class B Common Stock, and 10,000,000 are Class F Common Stock) and 15,000,000 shares of preferred stock, and, subject to certain protective provisions, our stockholders (other than holders of our Class B Stock) may amend our amended and restated certificate of incorporation to increase the number of authorized shares, although, under Regulation A, we are only allowed to sell up to $75.0 million of our shares of Class B Common Stock in any 12-month period (although we may raise capital in other ways). After your purchase in this offering, our board of directors may elect to issue or sell additional shares in future public or private offerings. To the extent we issue additional shares after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value of your shares. As of August 4, 2026, 44,472,389 shares of capital stock are outstanding including 20,148,949 shares of Class B Common Stock, but not including 4,275,000 shares of Class B Common Stock being offered in this offering.

By purchasing shares in this offering, an investor agrees to waive certain inspection rights set forth in Section 220 of the General Corporation Law of Delaware, which limits such investor’s ability to obtain certain corporate information from us.

Section 220 of the General Corporation Law of Delaware allows a stockholder of a company to inspect for any proper purpose, a company’s stock ledger, list of stockholders, and other books and records and the books and records of a company’s subsidiary in certain circumstances. By purchasing shares in this offering, investors agree to waive the inspection rights set forth in Section 220 of the General Corporation Law of Delaware. Despite our obligation to publicly file certain reports under Regulation A, such waiver will limit an investor’s ability to obtain information from us for certain proper purposes under the General Corporation Law of Delaware, which may prevent or delay an investor from evaluating our business or such investor’s investment in our securities.

We do not expect to declare dividends in the foreseeable future.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business, and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of the value of our Class B Common Stock, which may never occur.

Risks Relating to Economic Conditions

Economic recessions or downturns may have an adverse effect on our business, financial condition and results of operations.

Economic recessions or downturns may result in a prolonged period of market illiquidity, which could have an adverse effect on our business, financial condition and results of operations. Unfavorable economic conditions also could reduce investments on our Fundrise Platform by Investment Product investors and engagement by real estate operators. Periods of economic slowdown or recession, significantly rising interest rates, significantly rising inflation, declining employment levels, decreasing demand for real estate, or the public perception that any of these events may occur, have resulted in and could continue to result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents. These events could adversely affect our demand among investors and negatively impact our ability to generate the fees that we collect from our Investment Products or from real estate operators that may be borrowers or joint venture partners with our Investment Products, which will impact our results of operations.

During an economic downturn, it may also take longer for our Investment Products or for the real estate operators that may be borrowers or joint venture partners with our Investment Products to dispose of real estate investments, or the disposition prices may be lower than originally anticipated. As a result, the carrying value of such real estate investments may become impaired and our Investment Products could record losses as a result of such impairment or could experience reduced profitability related to declines in real estate values. These events could adversely affect the performance of our Investment Products and, in turn, our business, and negatively impact our results of operations.

Negative general economic conditions could continue to reduce the overall amount of sale and leasing activity in the commercial real estate industry, and hence the demand for the securities offered by our Investment Products, which may in turn adversely affect our revenues. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries.

Global economic, political, including geopolitical, and market conditions and economic uncertainty may adversely affect our business, results of operations and financial condition.

Global economic, political, including geopolitical, and market conditions, economic uncertainty, inflation, various social and political tensions in the United States and around the world, including in Ukraine and the Middle East, and outbreaks of highly infectious or contagious diseases, have in the past, and may again in the future, contribute to increased market volatility, have long-term effects on the United States and worldwide financial markets, and cause further economic uncertainties or deterioration in the United States and worldwide, including potential impacts on supply chains. Economic uncertainty can have a negative impact on our business through changing spreads, structures and purchase multiples, as well as the overall supply of investment capital. Should the financial markets be affected by these events, we would not be able to predict the effects of these or similar events in the future on the United States economy and securities markets or on our investments. As a result of these factors, there can be no assurance that we will be able to successfully monitor developments, manage our investments and continue to grow our existing Investment Products and successfully sponsor new Investment Products and the fee revenues they generate for us in a manner consistent with achieving our investment objectives.

Inflation may adversely affect our financial condition and results of operations.

Inflation in the United States has been at elevated levels over the past few years and may continue at an elevated level. Rising inflation has in the past, and may again in the future, have an adverse impact on our operating costs, or those of our Investment Products, including any floating rate mortgages and credit facilities, property operating expenses and general and administrative expenses, as these costs could increase at a rate higher than rental and other revenue.

Uncertainty regarding tariffs and trade policies and the impacts from any such policies could adversely affect our business, financial condition and results of operations.

Changes in international trade policies, including the imposition of tariffs, duties, or other restrictions on imports or exports, may adversely affect the U.S. economy and the industries in which our Investment Products are active. There have been significant changes, and there continues to be ongoing uncertainty, regarding potential changes to U.S. trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of financial markets, and may significantly reduce global trade and, in particular, trade between the United States and other countries. Any of these factors could depress economic activity and have a material adverse effect on our business, financial condition and results of operations.

Geopolitical instability, including ongoing conflicts in Iran, and a prolonged period of elevated or rising interest rates could adversely impact our business, financial condition and results of operations.

Geopolitical tensions and armed conflicts, including the ongoing conflicts in Iran, have increased global economic uncertainty and contributed to volatility in financial markets, energy prices and capital flows. The continuation or escalation of such conflicts, or the expansion of such conflicts into neighboring regions, could disrupt global supply chains, increase inflationary pressures and lead to further instability in credit and equity markets. These developments may negatively impact investor sentiment, reduce capital formation and limit the availability of financing for real estate and other investments held by our Investment Products.

In addition, central banks, including the Fed, have maintained or may further implement restrictive monetary policies in response to inflation and geopolitical risks. Sustained higher interest rates, or further increases in interest rates, have and may continue to adversely affect real estate values, transaction activity and the availability and cost of debt financing. Our real estate investments are subject to risks associated with rising interest rates and adverse market conditions. Higher borrowing costs and capitalization rates may reduce property valuations, increase debt service obligations and decrease returns on our Investment Products.

These factors may also reduce demand for real estate, delay or prevent development and refinancing activities, and increase the likelihood of tenant defaults or vacancies across our portfolio. In addition, market volatility and uncertainty may lead to reduced investor demand for our Investment Products or increased redemption activity, which could adversely affect our revenues, which are primarily derived from fees based on assets under management.

The extent to which geopolitical conflicts and interest rate conditions impact our business will depend on numerous evolving factors, including the duration and severity of such conflicts, governmental and central bank responses, and the resulting effects on global and U.S. economic conditions. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

Risks Related to our Development and the Fundrise Platform

Our ability to implement our business strategy is dependent, in part, upon our ability to successfully conduct our offering, and the ability of our Investment Products to conduct their offerings, through the Fundrise Platform, which makes an investment in us more speculative.

We will conduct our offering primarily through the Fundrise Platform, which we own through our wholly-owned subsidiary, Fundrise, LLC. Only a limited number of investment opportunities, including investment opportunities in our Investment Products, have been offered through the Fundrise Platform prior to our offering. The success of our offering, and our ability to implement our business strategy, is dependent upon our ability to sell shares of Class B Common Stock to investors through the Fundrise Platform. If we are not successful in selling additional shares of Class B Common Stock through the Fundrise Platform, our ability to raise proceeds through our offering will be limited and we may not have adequate capital to implement our business strategy. If we are unsuccessful in implementing our business strategy, you could lose all or a part of your investment.

Our ability to implement our business strategy is also dependent upon the ability of our Investment Products to conduct their offerings through the Fundrise Platform. If our Investment Products are not successful in conducting their offerings through the Fundrise Platform, their abilities to raise proceeds through their offerings will be limited and they may not have adequate capital to implement their business strategies. If our Investment Products are unsuccessful in implementing their business strategies, we would experience a reduction in or elimination of the fees that we collect in connection with our management of our Investment Products, which could harm our business and results of operations.

If we were to enter bankruptcy proceedings, the operation of the Fundrise Platform and the activities with respect to our operations and business would be interrupted and subscription proceeds held in a segregated account may be subject to the bankruptcy.

If we were to enter bankruptcy proceedings or to cease operations, we would be required to find other ways to meet obligations regarding our operations and business. Such alternatives could result in delays in the filing of reports or could require us to pay significant fees to another company that we engage to perform services for us.

Any significant disruption in service on the Fundrise Platform or in its computer systems could reduce the attractiveness of the Fundrise Platform and result in a loss of members.

If a catastrophic event resulted in a platform outage and physical data loss, the Fundrise Platform’s ability to perform its functions would be adversely affected. The satisfactory performance, reliability, and availability of our technology and our underlying hosting services infrastructure are critical to our operations, level of customer service, reputation and ability to attract new members and retain existing members. Our hosting services infrastructure is provided by a third party hosting provider (the “Hosting Provider”). We also maintain a backup system at a separate location that is owned and operated by a third party. The Hosting Provider does not guarantee that members’ access to the Fundrise Platform will be uninterrupted, error-free or secure. Our operations depend on the Hosting Provider’s ability to protect its and our systems in its facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangement with the Hosting Provider is terminated, or there is a lapse of service or damage to its facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our service, whether as a result of an error by the Hosting Provider or other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm the success of our offering, our Investment Products’ ability to perform any services for project investments or maintain accurate accounts, our relationships with our members and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and it may not have sufficient capacity to recover all data and services in the event of an outage at a facility operated by the Hosting Provider. These factors could prevent our Investment Products from processing or posting payments on the corresponding investments, damage our brand and reputation, divert our employees’ attention, and cause members to abandon the Fundrise Platform.

We rely on third-party banks and on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and our Investment Products’ ability to service the corresponding project loans and equity investments may be adversely affected.

Our Investment Products and the Fundrise Platform rely on third-party and FDIC-insured depository institutions to process their transactions, including payments of corresponding loans and equity investments and distributions to their shareholders or noteholders. Additionally, we rely on such institutions to process subscriptions under our offering. Under the Automated Clearing House (“ACH”) rules, if we experience a high rate of reversed transactions (known as “chargebacks”), we may be subject to sanctions and potentially disqualified from using the system to process payments. The Fundrise Platform also relies on computer hardware purchased and software licensed from third parties. This purchased or licensed hardware and software may be physically located off-site, as is often the case with “cloud services.” This purchased or licensed hardware and software may not continue to be available on commercially reasonable terms, or at all. If the Fundrise Platform cannot continue to obtain such services elsewhere, or if it cannot transition to another processor quickly, our and our Investment Products’ ability to process payments will suffer.

Risks Related to Compliance and Regulation

We and our Investment Products are subject to extensive regulation, and failure to comply with such regulation or any applicable future regulation could have an adverse effect on our business.

We, our Investment Products, and our subsidiaries are subject to extensive regulation. In particular, we are subject to regulation by the SEC under the federal securities laws and the SEC has in the past focused, and may again in the future increasingly focus, on the structure, liquidity and suitability of certain alternative investments in which retail investors may invest. Additionally, certain of our Investment Products as well as the manager of our Investment Products are subject to regulation under either or both of the Investment Company Act or the Advisers Act.

The various legal statutes and regulatory rules that we and our subsidiaries are subject to are extremely complex, and compliance with them can be a time-consuming and difficult task. For example, the Advisers Act imposes numerous obligations on investment advisers, including record keeping, advertising and operating requirements, disclosure obligations and prohibitions on misleading or fraudulent activities. The Advisers Act also imposes an overriding fiduciary duty on investment advisers. As we develop new investment strategies and businesses, we expect to become subject to additional regulations and oversight by regulatory agencies with which we do not currently have experience.

Failure to comply with various laws and regulations applicable to us and our subsidiaries now or that may become applicable in the future could have an adverse impact on our business. These include the possibility of significant civil or criminal fines, censure, suspensions of personnel or other sanctions (including the possibility of being barred from the industry) or the revocation of the registration of Fundrise Advisors as an investment adviser. Moreover, even if the announcement of a sanction imposed against us, one of our subsidiaries or our personnel by a regulator is for a small monetary amount, the adverse publicity related to the sanction could harm our reputation, which in turn could have an adverse effect on our businesses in a number of ways, making it harder for us to form new Investment Products and discouraging others from doing business with us. Additionally, the bringing of a significant enforcement action against us could cause irreparable damage to our business reputation and ability to remain in business, regardless of the merits of the claim against us. Any applicable new or revised laws, regulations, guidance, or enforcement actions that may arise could restrict our ability to offer certain products to retail investors, or require modifications to our product offerings or business practices, which could adversely affect our business, financial condition, and results of operations.

Pursuant to the Advisers Act, operating agreements between certain of our subsidiaries who are U.S. registered investment advisers, and certain of our Investment Products are not assignable without the consent of the relevant Investment Product. Assignment, as generally defined, includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the direct or indirect transfer of a “controlling block” of the voting securities of the respective subsidiary. A transaction is not an assignment under the Advisers Act, however, if it does not result in a change of actual control or management of the relevant subsidiary.

We could decide to sell a controlling block of our voting securities in the future, in which event the contractual anti-assignment and termination provisions of the operating agreements between our U.S. registered investment adviser subsidiaries and certain of our Investment Products may be implicated. If an assignment of the operating agreements between such Investment Product and our U.S. registered investment adviser subsidiaries is deemed to occur, and such Investment Products do not consent to the assignment or enter into new agreements, our results of operations could be materially and adversely affected.

The regulatory environment in which we operate is subject to continual change and regulatory developments designed to increase oversight and may adversely affect our business.

The regulatory environment in which we operate has undergone significant changes in the recent past, including the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the adoption of many new rules and regulations in response. We believe there may be more regulatory changes in our industry, which would result in subjecting participants to significant additional regulation. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect investors and other third parties who deal with us. These regulations often serve to limit our activities, including through customer protection and market conduct requirements. New laws or regulations, or changes in the enforcement of existing laws or regulations, applicable to us may adversely affect our business. Our ability to function in this environment will depend on our ability to constantly monitor and promptly react to legislative and regulatory changes. For investment management firms in general, there have been a number of highly publicized regulatory inquiries that focus on the asset management industry. These inquiries already have resulted in increased scrutiny in the industry and new rules and regulations for investment managers. This regulatory scrutiny may limit our ability to engage in certain activities that might be beneficial to our stockholders.

In addition, as a result of the recent economic downturn, acts of serious fraud in the asset management industry and perceived lapses in regulatory oversight, U.S. governmental and regulatory authorities may increase regulatory oversight of our businesses. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. The enactment of new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

We are subject to extensive data privacy regulations, and failure to comply could adversely affect our business.

We are subject to the federal Gramm-Leach-Bliley Act (“GLBA”) and other federal and state data privacy laws that govern the collection, use, and safeguarding of consumers’ personal and financial information. These privacy regulations are complex and continually evolving, requiring ongoing monitoring and investment in our compliance processes as new or amended laws create additional privacy obligations. If we fail, or are perceived to fail, to comply with GLBA or other applicable privacy laws, we could be subject to regulatory investigation, enforcement actions, significant fines, or other penalties. Furthermore, future changes in privacy laws or regulations could impose additional or more stringent requirements on our operations or limit our use of personal information, potentially necessitating costly changes to our business practices to maintain compliance. Any such outcomes could materially and adversely affect our business, financial condition, and results of operations.

We will not be required to comply with certain reporting requirements, including those relating to auditor’s attestation reports on the effectiveness of our system of internal control over financial reporting, accounting standards and disclosure about our executive compensation, that apply to other public companies.

The Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") contains provisions that, among other things, relax certain reporting requirements for emerging growth companies, including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to (1) provide an auditor’s attestation report on the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act, (3) comply with the requirement in the PCAOB Auditing Standard 3101, The Auditor’s Report on an Audit of Financial Statements When the Auditor Expresses an Unqualified Opinion, to communicate critical audit matters in the auditor’s report, (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (5) provide certain disclosure regarding executive compensation required of larger public companies or (6) hold shareholder advisory votes on executive compensation.

Once we are no longer an emerging growth company, so long as our common shares are not traded on a securities exchange, we will be deemed to be a “non-accelerated filer” under the Exchange Act, and as a non-accelerated filer, we will be exempt from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We cannot predict if investors will find our common shares less attractive because we choose to rely on any of the exemptions discussed above.

As noted above, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies.

If we were required to register as an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

Section 3(a)(1) of the Investment Company Act provides that an investment company is any issuer which: (A) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; (B) is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type; or (C) owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. As used in Section 3(a), “investment securities” includes all securities except U.S. government securities; securities issued by employees’ securities companies; and securities issued by majority-owned subsidiaries of the owner which are not investment companies, and are not relying on the exception from the definition of investment company in Sections 3(c)(1) or 3(c)(7) of the Investment Company Act.

We believe that we are engaged primarily in the business of providing asset management services and not in the business of investing, reinvesting or trading in securities. We do not issue face-amount certificates of the installment type. We do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe we meet the definition of investment company as used in Section 3(a)(1)(A) and 3(a)(1)(B) of the Investment Company Act. We also believe we do not meet the definition of investment company as used in Section 3(a)(1)(C) of the Investment Company Act. Substantially all of our assets are equity interests in certain wholly-owned subsidiaries which themselves do not meet the definition of investment company as used in Section 3(a)(1)(C) of the Investment Company Act. We also currently and in the future may hold investment securities but we will monitor our holdings to ensure that the value of such investment securities will not exceed 40% of the total value of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Similarly, certain of our wholly-owned subsidiaries currently and may in the future hold investment securities. We will also monitor the holdings of those wholly-owned subsidiaries to ensure that the value of each subsidiary’s investment securities will not exceed 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be required to register as an investment company under the Investment Company Act. If anything were to happen which would cause us to be required to register as an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us, our affiliates and our executive officers and directors, or any combination thereof, and adversely affect our business, financial condition and results of operations.

If any of our Investment Products other than the Flagship Fund, Income Interval Fund or Innovation Fund (as defined in Business) were required to register as an “investment company” under the Investment Company Act, the applicable restrictions could make it impractical for our subsidiaries to continue to provide services to our Investment Products, which could have an adverse effect on our business.

Our subsidiaries derive a majority of their revenues from fees they earn for providing services to our Investment Products. In that regard, if our Investment Products were required to register as investment companies under the Investment Company Act (other than our Investment Company Act Funds, which are otherwise already registered), the applicable restrictions could make it impractical for our subsidiaries to continue to provide services to our Investment Products, which could have an adverse effect on our business.

We are not subject to the banking regulations of any state or federal regulatory agency.

We are not subject to the periodic examinations to which commercial banks and other thrift institutions are subject. Consequently, our financing decisions and our decisions regarding establishing loan loss reserves are not subject to periodic review by any governmental agency. Moreover, we are not subject to regulatory oversight relating to our capital, asset quality, management or compliance with laws.

Recent legislative and regulatory initiatives have imposed restrictions and requirements on financial institutions that could have an adverse effect on our business.

The financial industry is becoming more highly regulated. There has been, and may continue to be, a related increase in regulatory investigations of the trading and other investment activities of alternative investment funds. Such investigations may impose additional expenses on us, may require the attention of our senior management and may result in fines if we are deemed to have violated any regulations.

As Internet commerce develops, federal and state governments may adopt new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our and the Fundrise Platform’s business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to our business. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could negatively impact our Investment Products. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of raising capital, which would adversely affect the viability of the Fundrise Platform.

Laws intended to prohibit money laundering may require us to disclose investor information to regulatory authorities.

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) requires that financial institutions establish and maintain compliance programs to guard against money laundering activities, and requires the Secretary of the U.S. Treasury (“Treasury”) to prescribe regulations in connection with anti-money laundering policies of financial institutions. The Financial Crimes Enforcement Network (“FinCEN”), an agency of the Treasury, has announced that it is likely that such regulations would subject certain pooled investment vehicles to enact anti-money laundering policies. It is possible that there could be promulgated legislation or regulations that would require us or our service providers to share information with governmental authorities with respect to prospective investors in connection with the establishment of anti-money laundering procedures. Such legislation and/or regulations could require us to implement additional restrictions on the transfer of our shares of Class B Common Stock to comply with such legislation and/or regulations. We reserve the right to request such information as is necessary to verify the identity of prospective stockholders and the source of the payment of subscription monies, or as is necessary to comply with any customer identification programs required by FinCEN and/or the SEC. In the event of delay or failure by a prospective stockholder to produce any information required for verification purposes, an application for, or transfer of, our shares of Class B Common Stock may be refused.

Risks Related to Conflicts of Interest

There are conflicts of interest between us and our affiliates.

All of the agreements and arrangements between us and our affiliates, including those relating to fees and compensation, are not the result of arm’s length negotiations. Rather, such arrangements are determined by our executive officers based on industry standards and expectations of what our executive officers would be able to negotiate with a third party on an arm’s length basis. Some of the conflicts inherent in transactions with our affiliates, and the limitations on such parties adopted to address these conflicts, are described below. We will attempt to balance our interests with those of our affiliates. However, to the extent that such parties take actions that are more favorable to other entities than us, these actions could have negative impact on financial performance.

The interests of our executive officers, directors and affiliates may conflict with our interests.

We may have conflicts of interests with our executive officers, directors and affiliates. This risk is increased by the involvement of Benjamin Miller, who is our Chief Executive Officer and who participates, or expects to participate, directly or indirectly in offerings by us and our affiliates, as well as in the management of our Investment Products. Potential conflicts of interest include, but are not limited to, the following:

•	our executive officers, directors and/or our affiliates may make investments in real estate assets for their own respective accounts, whether or not competitive with our business;
•	our executive officers, directors and/or our affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and you will not be entitled to receive or share in any of the profits return fees or compensation from such businesses;
•	our executive officers, directors and/or our affiliates are not required to devote all of their time and efforts to our affairs; and
•	we experience conflicts of interests with certain of our directors, officers and affiliates from time to time with regard to any of our investments, transactions and agreements in which they hold a direct or indirect pecuniary interest.

We have adopted guidelines relating to director conflicts of interests and policies relating to related-party transactions. However, we cannot assure you that conflicts of interest, such as those listed above, will not result in claims by investors, which could have an adverse effect on our results of operations and financial condition.

As we establish additional Investment Products in the future, there may be conflicts of interests among the various Investment Products, which may result in opportunities that would benefit some Investment Products over others. Our failure to adequately address such conflicts of interest could damage our reputation and adversely affect our business.

We have in the past, and may continue in the future, to establish and sponsor additional Investment Product offerings, and to continue to offer investment opportunities primarily through the Fundrise Platform. Some of our Investment Products have overlapping investment objectives, and potential conflicts of interest may arise with respect to our decisions regarding how to allocate investment opportunities among those Investment Products. The manager of our Investment Products has adopted an investment allocation policy that governs the allocation of investment opportunities among our Investment Products. To the extent an investment opportunity is appropriate for one of our Investment Products, the manager of our Investment Products will adhere to its investment allocation policy in order to determine to which Investment Product to allocate the opportunity. If a sale, financing, investment or other business opportunity would be suitable for more than one Investment Product, the manager’s investment committee will allocate it according to the policies and procedures adopted by the manager. Any allocation of this type may involve the consideration of a number of factors that the manager’s investment committee determines to be relevant. Although the manager’s investment committee will endeavor to allocate investment opportunities in a fair and equitable manner, any of our Investment Products could be adversely affected to the extent investment opportunities are allocated to other Investment Products. There is no guarantee that the manager’s investment committee will make the correct decision in such allocation.

Except under any policies that may be adopted by us or the manager in the future, no Investment Product will have any duty, responsibility or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any other Investment Products;
•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any Investment Products;
•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any Investment Products;
•	establishing material commercial relationships with another Investment Product; or
•	making operational and financial decisions that could be considered to be detrimental to another Investment Product.

In addition, any decisions by us or our affiliates to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one Investment Product more than another Investment Product or limit or impair the ability of any Investment Product to pursue business opportunities. In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular Investment Product that such arrangements or agreements include or not include another Investment Product, as the case may be. Any of these decisions may benefit one Investment Product more than another Investment Product.

Potential, perceived or actual conflicts of interest, such as those described above, could give rise to investor or stockholder dissatisfaction, litigation or regulatory enforcement actions. Adequately addressing conflicts of interest is complex and difficult and we could suffer significant reputational harm if we fail, or appear to fail, to adequately address potential, perceived or actual conflicts of interest. This could result in a loss of assets under management and adversely affect our business and financial condition.

The conflicts of interest policies we have adopted may not adequately address all of the conflicts of interest that may arise with respect to our activities and are subject to change or suspension.

In order to avoid any actual or perceived conflicts of interest, such as those described above, we have adopted conflicts of interest policies to specifically address some of the conflicts relating to our activities. There is no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us. Our board of directors may modify, suspend or rescind such policies, including any resolution implementing the provisions of such policies, in each case, without a vote of our stockholders.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this offering circular that are considered forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this offering circular or in the information incorporated by reference into this offering circular.

The forward-looking statements included in this offering circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties and accordingly, we can give no assurance that such expectations, plans, estimates, assumptions and beliefs are correct or will be achieved. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our and our Investment Products’ (as defined in this offering circular under the heading “Business”) operations and future prospects include, but are not limited to:

•	our dependence on fee income generated from our Investment Products to support our continued growth and expansion;

•	our ability to attract and retain shareholders to the Fundrise Platform;

•	risks associated with breaches of our data security;

•	changes in economic conditions generally and in the real estate and securities markets specifically;

•	uncertainty regarding geopolitical tensions, tariff and trade policies, and impacts from any such policies;

•	limited ability of our Investment Products to dispose of assets, on terms acceptable to us or at all, because of the relative illiquidity of alternative investments;

•	intense competition in the real estate market that may limit the ability of our Investment Products to attract or retain tenants or re-lease space;

•	increased inflation and related impacts, including increased interest rates and operating costs;

•	our ability to retain our executive officers and other key personnel of Fundrise Advisors, LLC and our other affiliates;

•	our ability to retain and hire competent employees and appropriately staff our operations;

•	changes in business conditions and the market value of our and our Investment Products’ assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•	our ability to implement effective conflicts of interest policies and procedures among the various investment opportunities sponsored by the Company;

•	the ability of our Investment Products to access sources of liquidity when we have the need to fund redemptions of common shares in excess of the proceeds from the sales of their common shares in our offerings or funds from our operations and the consequential risk that we may not have the resources to satisfy redemption requests;

•	our compliance with applicable local, state and federal laws, including the Advisers Act, the Investment Company Act and other laws; and

•	the other risks identified in this offering circular including, without limitation, those under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this offering circular. All forward-looking statements are made as of the date of this offering circular and the risk that actual results will differ materially from the expectations expressed in this offering circular will increase with the passage of time. We undertake no obligation to publicly update or revise any forward-looking statements after the date of this offering circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this offering circular, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this offering circular will be achieved.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of Class B Common Stock in this offering will be approximately $73.9 million, based upon (i) previous capital raised in this offering of approximately $5.6 million, (ii) the sale of an additional 4,275,000 shares of Class B Common Stock being offered under this offering circular at an offering price of $16.05 per share and (iii) an estimate of $350,000 offering expenses payable by us being deducted from the gross proceeds. Estimated expenses include all expenses incurred from the commencement of this offering through the expected termination of this offering in 2028, when we expect to file a new offering statement on Form 1-A. We previously raised approximately $211.3 million in our prior offerings.

The principal purposes of this offering and for our prior offerings are and were to increase our capitalization and financial flexibility. As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Currently, we intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Other than the payment of officers’ salaries, none of the proceeds of this offering will be used to compensate or otherwise make payments to our or our subsidiaries’ officers or directors.

Additionally, we may use a portion of the net proceeds to us to acquire or launch businesses, products, services or assets. We do not, however, have agreements or commitments for any material acquisitions at this time. Further, a portion of the net proceeds may be used to fund limited redemptions or share repurchases in exceptional circumstances, including, without limitation, personal conduct redemptions. Accordingly, our management will have discretion in the application of the net proceeds to us from this offering, and investors will be relying on the judgment of our management regarding the use of these net proceeds.

To date, we have raised approximately $216.9 million from this offering (and our prior offerings) and used the net proceeds to satisfy redemption requests, increase cash reserves and for general marketing purposes and growth activities. If we raise substantially less than the maximum offering amount, our working capital may be reduced, although we believe that revenues from operations will be sufficient to fund our current operations and growth objectives. Pending the use of the net proceeds to us as described above, we plan to invest the net proceeds to us in short-term and long-term interest-bearing obligations, including government and investment-grade debt securities and money market funds. We cannot predict whether the proceeds invested will yield a favorable return.

For more information regarding our financial performance, please see “Financial Statements of Rise Companies Corp.” below.

DIVIDEND POLICY AND DIVIDENDS

We have never declared or paid cash dividends on our capital stock, including the Class B Common Stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, contractual restrictions and other factors that our board of directors considers relevant.

DILUTION

If you invest in our Class B Common Stock, your interest will be diluted to the extent of the difference between the offering price per share of our Class B Common Stock and the pro forma net tangible book value per share of our Class B Common Stock immediately after this offering. Dilution results from the fact that the per share offering price of our Class B Common Stock is substantially in excess of the pro forma net tangible book value per share attributable to the existing equity holders. Net tangible book value represents net book equity attributable to equity holders of the Company excluding intangible assets. Note, the net tangible book value does not include any assets or liabilities attributable to consolidated but non-controlling interests.

Our pro forma net tangible book value per share as of June 30, 2026, plus subsequent offering proceeds through August 4, 2026, was approximately $88.5 million, or approximately $1.82 per share of our Common Stock on a fully diluted basis. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of Common Stock outstanding on a fully diluted basis.

The following table illustrates the substantial and immediate dilution per share of Class B Common Stock to a purchaser in this offering, assuming issuance of an additional 4,275,000 shares of Class B Common Stock in this offering:

On Basis of Full Conversion of Issued Instruments	$74.2 Million Raise
Price per Share	$16.05
Shares previously issued in this offering	352,854	(1)
Additional estimated shares to be issued in this offering	4,275,000
Total expected shares in this offering	4,627,854
Previous proceeds from this offering	$5,610,379	(1)
Estimated proceeds from this offering	$68,613,750
Anticipated Net Offering Proceeds from this offering	$73,874,129	(2)
Capital raised in previous offering(s)	$218,497,058	(3)
Net Tangible Book Value Pre-Financing from this offering	$19,903,473	(4)
Net Tangible Book Value Post-Financing	$88,517,223	(4)
Shares issued and outstanding Pre-Offering assuming full conversion	44,472,389	(5)
Post-Financing Shares Issued, net of redemptions	48,747,389	(5)
Net tangible book value per share prior to offering	$0.45
Increase/(Decrease) per share attributable to new investors	$1.37
Net tangible book value per share after offering	$1.82
Dilution per share to new investors ($)	$14.23
Dilution per share to new investors (%)	88.69%

(1)	352,854 shares have been previously sold in this offering at $15.90 per share for proceeds of approximately $5,610,379.

(2)  Net Offering Proceeds from this offering is net of estimated offering expenses of $350,000. Estimated expenses include all expenses incurred from the commencement of this offering through the expected termination of this offering in 2028, when we expect to file a new offering statement on Form 1-A.

(3)	Includes: (i) proceeds raised from the offering of 9,966,425 shares pursuant to Regulation A and 23,668 shares pursuant to Rule 506(c) of Regulation D at an average share price of $6.64 in the Company’s initial offering, (ii) proceeds raised from the offering of 8,720,431 shares pursuant to Regulation A and 611,887 shares pursuant to Rule 506(c) of Regulation D at an average share price of $11.83 in the Company’s second offering, and (iii) proceeds raised from the offering of 2,637,851 shares pursuant to Regulation A at an average share price of $15.83 in the Company’s third offering.

(4)	Net tangible book value is based on the net tangible equity attributable to equity holders of the Company as of June 30, 2026 plus subsequent offering proceeds of $249,042 received after June 30, 2026. In the instance upon dissolution/sale of the Company, the value of assets and liabilities attributable to non-controlling interests would be excluded from the value of the Company. Thus, assets and liabilities attributable to non-controlling interests are excluded from the Company’s net tangible book value.

(5)	Assumes conversion of all issued shares of Series A Preferred Stock to Class A Common Stock, and vesting of all issued restricted Class A Common Stock grants.

The following table sets forth, as of August 4, 2026, on the same pro forma basis as above, the number of shares of Class B Common Stock purchased from us (net of redemptions), the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, using the prior offering results, and assuming the remaining 4,275,000 shares being offered pursuant to this Offering Circular are issued at $16.05 per share, before deducting estimated offering expenses payable by us:

	Dates Issued	Issued Shares		Effective Cash Price per Share at Issuance or Potential Conversion
Class A Common Stock	2014-2019, 2021, 2025	2,458,394		$0.18	(2)
Class F Common Stock	2014	10,000,000		N/A	(3)
Series A Preferred Shares	2014	10,647,531	(1)	$2.19
Series A Preferred Shares (Conversion of convertible notes payable)	2014	1,217,515	(1)	$1.20
Total Common Stock Equivalents		24,323,440		$1.04
Class B Common Stock, assuming an additional $68.6 million raised	2017-2026	26,588,116		$11.01	(4)
Total After Inclusion of this Offering		50,911,556		$6.24	(5)
Class B Redemptions		(2,164,167)
Total After Inclusion of this Offering, net of Class B redemptions		48,747,389

(1)	Assumes conversion of all issued shares of Series A Preferred Stock to Class A Common Stock.

(2)	As of August 4, 2026, 2,458,394 shares have been authorized and issued, and are fully vested, and 4,459 options have been exercised. Class A Common Stock Issued previously included 432,965 forfeited shares, these are no longer included in the total Class A Common Stock Issued, as it is unlikely that we will reissue those shares under the Plan in the foreseeable future. 1,912,900 shares were issued for an effective cash price of $0.1105 per share. 174,000 shares were issued for an effective cash price of $0.19 per share. 797,500 were issued for an effective cash price of $0.29 per share. 2,500 shares were issued for an effective cash price of $5.50 per share. 459 options were exercised for $5.50 per share and 4,000 options were exercised for $5.25 per share.

(3)	Common shares issued without cash payment includes 10,000,000 Class F shares to the co-founders for the contribution of Fundrise LLC and other assets of the Company.

(4)	Based on shares issued previously, and assuming the 4,275,000 additional shares being offered pursuant to this offering circular are issued at $16.05 per share, the Class B weighted average per share will be $11.01.

(5)	Based on total Common and Preferred shares issued previously, and assuming the 4,275,000 additional Class B shares being offered pursuant to this offering circular are issued at $16.05 per share, the weighted average per share will be $6.24.

The table above does not give effect to shares of our Class A Common Stock that may be issued upon the exercise of options or the vesting of restricted stock units that we have in the past granted and expect to continue to grant under our stock-based compensation plans after the time of this offering. To the extent shares of our Class A Common Stock are issued pursuant to the Plan, whether upon the exercise of options or the vesting of restricted stock units, there will be further dilution to new investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

See the linked section below regarding our (i) liquidity and capital resources, (ii) results of operations, and (iii) accounting policies for the period covered by our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026 for more information, which information is hereby incorporated by reference into this offering circular.

•	Form 10-K for Fiscal Year ended December 31, 2025 (see Item 7)
•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026 (see Item 2)

BUSINESS

Rise Companies is a Delaware corporation that was formed on March 10, 2014. The Company, together with its subsidiaries and affiliate organizations ("Fundrise"), combines modern financial technology and investment management to build the next generation of alternative asset management. The Fundrise Platform has allowed us to build a differentiated business with what we believe is a significant competitive advantage and a robust, proprietary software infrastructure.

We primarily generate revenue from investment management and platform advisory fees, real estate management fees, and real estate operating platform fees. We operate through the following significant consolidated subsidiaries, with the following activities:

•	Fundrise, LLC (“Fundrise, LLC”), a wholly-owned subsidiary of Rise, owns and operates the Fundrise Platform that allows investors to become equity or debt holders in most of our alternative investment opportunities.

•	Fundrise Advisors, LLC (“Fundrise Advisors”), a wholly-owned subsidiary of Rise, is a registered investment adviser with the SEC that acts as the non-member manager for the fund programs sponsored by the Company and offered for investment via the Fundrise Platform.

•	Moat Investments, LP (f/k/a Fundrise, L.P.) ("Moat"), is an affiliate of Rise and was created with the intent to directly benefit the Company by driving its growth and profitability primarily through (i) acquisition, lending, holding, and distribution or other disposition of real estate investments, including investments in the Sponsored Programs (as defined below), and (ii) temporarily investing any idle cash. Pursuant to the terms of its partnership agreement, Moat initiated dissolution proceedings in the first six months of 2026. As of the date of this offering circular, a majority of its assets have been distributed. Rise holds an approximately 2% economic interest in the remaining assets of Moat and has the ability to direct its assets.

•	Fundrise Real Estate, LLC, a wholly-owned subsidiary of Rise, is a real estate operating platform through which many of the real estate assets of our Investment Products are managed.

•	RealAI Systems, LLC (“RealAI”), a wholly-owned subsidiary of Rise, is an artificial intelligence (“AI”)-powered real estate analytics platform.

The Company has sponsored the following investment programs as of the date of this offering circular, that are registered as investment companies under the Investment Company Act, and from which we generate fees related to asset management and other services performed:

•	Fundrise Real Estate Interval Fund, LLC (the “Flagship Fund”) is a Delaware limited liability company that is registered under the Investment Company Act, as a non-diversified, closed-end management investment company that is operated as an interval fund.

•	Fundrise Income Real Estate Fund, LLC (the “Income Interval Fund”) is a Delaware limited liability company that is registered under the Investment Company Act, as a non-diversified, closed-end management investment company that is operated as an interval fund.

•	Fundrise Innovation Fund, LLC (f/k/a Fundrise Growth Tech Fund, LLC) (the “Innovation Fund”), whose shares trade on the NYSE under the ticker symbol "VCX," is a Delaware limited liability company that is registered under the Investment Company Act, as a non-diversified, closed-end management investment company.

The Company has sponsored the following investment programs from which we generate fees related to asset management and other services performed. Except for Fundrise eREIT (as defined below), each of these investment programs is exempt from registration under the Securities Act:

•	Fundrise eREIT, LLC (“Fundrise eREIT”), Fundrise Growth eREIT VII, LLC and Fundrise Balanced eREIT II, LLC are real estate investment trust programs (collectively, the “eREITs”). Fundrise eREIT resulted from the mergers completed in April 2026 among Fundrise Equity REIT, LLC, Fundrise West Coast Opportunistic REIT, LLC, Fundrise East Coast Opportunistic REIT, LLC, Fundrise Midland Opportunistic REIT, LLC, Fundrise Growth eREIT II, LLC, Fundrise Growth eREIT III, LLC, and Fundrise Development eREIT, LLC; collectively, the “Mergers”. The Mergers were effected through a registered offering on Form S-4 under the Securities Act. Fundrise eREIT has not raised capital from investors since the completion of the Mergers, and any future offering of its shares may be exempt from registration under the Securities Act. The eREITs use a typical real estate investment trust (“REIT”) structure similar to other publicly offered REITs, but are only available to investors via the internet on the Fundrise Platform. “eREIT®” is our registered trademark.

o	Fundrise eREIT pursues a balanced strategy focused on long-term capital appreciation with a focus primarily on commercial real estate, including multifamily and build-for-rent properties, industrial, creative office properties, and development projects.

o	Fundrise Growth eREIT VII, LLC pursues a strategy focused on long-term capital appreciation with a focus primarily on commercial real estate, including multifamily and build-for-rent properties.

o	Fundrise Balanced eREIT II, LLC pursues a strategy focused on long-term capital appreciation with a focus primarily on newly built multifamily properties.

•	Fundrise Opportunity Fund, LP and Fundrise Opportunity Zone OP, LLC (collectively referred to as the “Opportunity Fund” or the “oFund”), make up a tax-advantaged real estate investment fund program offered under Regulation D. The oFund focuses on high-quality real estate properties located in qualified opportunity zones, as designated under the Internal Revenue Code of 1986, as amended, and is invested in mixed-use development and creative office properties.

•	Fundrise Opportunistic Credit Fund, LLC and Fundrise Opportunistic Credit Fund II, LLC (collectively, the “Credit Funds”) are Delaware limited liability companies offered under Regulation D of the Securities Act, that are offered through the Fundrise Platform. The Credit Funds focus on private credit investments such as preferred equity positions and asset backed securities primarily in the multifamily and single-family rental markets.

•	Fundrise Private Innovation Fund, LLC (the “Opportunistic Venture Fund”) is a Delaware limited liability company offered under Regulation D of the Securities Act. The Opportunistic Venture Fund focuses primarily on investing in securities of technology and technology-related companies, with a primary focus on the equity securities of certain mid-to-late-stage growth companies.

The eREITs, oFund, Credit Funds, Opportunistic Venture Fund, Flagship Fund, Income Interval Fund and Innovation Fund are referred to, individually or collectively as the context requires, as the “Sponsored Programs,” or the “Investment Products”.

The Fundrise Platform

We own and operate the Fundrise Platform, a leading web-based and mobile alternative asset investment platform located at www.fundrise.com. We use industry-specific expertise to evaluate, originate, service and manage investment opportunities through our fund management. We seek to develop alternative investment vehicles for external investors, for which we provide asset management services, typically under long-term management arrangements either through a contract with, or as the manager or general partner of, our Investment Products.

We limit our investment vehicle development and management services to asset classes where we have specific expertise. We believe this strategy enhances the return on investment we can achieve for our investment vehicles.

As of June 30, 2026, the Investment Products have total assets under management of $3.43 billion. As of June 30, 2026, the Fundrise Platform has over 404,000 active investor accounts and 2,475,000 active users.

RealAI

In September 2025, we launched RealAI which we believe delivers institutional-grade investing insights for properties, portfolios, and geographies. RealAI is built on a proprietary model powered by artificial intelligence that aggregates and analyzes trillions of data points—including property- and market-level information such as rents, financials, historical sales, market dynamics, demographics, and household financial and spending patterns—to convert raw data into actionable underwriting and investment analysis in seconds. The platform is intended to support real estate decision-making across key workflows including market strategy and analysis, acquisitions screening, and ongoing asset management monitoring. We intend to make RealAI available through a variety of access and engagement models, which may include free and paid offerings, as we continue to develop and refine the product and its commercial strategy. As of June 30, 2026, the Company has not yet earned material revenues from the RealAI product given its recent launch.

Description of Property

Our principal office is located at 11 Dupont Circle NW, 9th Floor, Washington, DC 20036, which we lease. Other than real estate assets that are part of our various Investment Products, we do not own any real estate. We believe that our current office space is suitable and adequate for the conducting of our in-person business.

Our Business and the Advisers Act

Fundrise Advisors is a registered investment adviser with the SEC that acts as the non-member manager for the Investment Products sponsored by the Company and offered for investment via the Fundrise Platform. The Advisers Act imposes numerous obligations on investment advisers, including record keeping, advertising and operating requirements, disclosure obligations and prohibitions on misleading or fraudulent activities. The Advisers Act also imposes an overriding fiduciary duty on investment advisers. Failure to comply with various laws and regulations applicable to Fundrise Advisors could have an adverse impact on our business. These include the possibility of significant civil or criminal fines, censure, suspensions of personnel or other sanctions (including the possibility of being barred from the industry) or the revocation of the registration of Fundrise Advisors as an investment adviser.

Governmental Regulations

Compliance with various governmental regulations has an impact on our business, including our capital expenditures, earnings and competitive position, which can be material. We incur costs to monitor and take actions to comply with governmental regulations that are applicable to our business, which include, among others, federal securities laws and regulation, tax laws and regulations, environmental and health and safety laws and regulations, and laws and regulations applicable to our investment management business, including the Advisers Act, the Investment Company Act, rules promulgated under the Dodd-Frank Wall Street Reform and the Consumer Protection Act, the federal Gramm-Leach-Bliley Act and other federal and state data privacy laws. See “Risk Factors”, for a discussion of material risks to us, including, to the extent material, relating to governmental regulations.

Employees

As of the date of this offering circular, we had 190 employees (188 of which were full-time employees). Rise is a remote-first work environment. We consider this to provide a sizeable advantage both when it comes to hiring talent, which is not limited to one metropolitan area, as well as in regard to our operations, which are efficiently run entirely virtually. As of the date of this offering circular, the vast majority of Rise employees opted for a remote working environment.

Legal Proceedings

As of the date of this offering circular, we are not currently named as a defendant in any active or pending material litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any pending or threatened litigation that it currently expects to have a material adverse effect on the Company.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

AND COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Information relating to compensation of our directors and executive officers can be found under “Item 10. Directors, Executive Officers and Corporate Governance” and “Item 11. Executive Compensation” of the Company’s Annual Report for the fiscal year ended December 31, 2025 on Form 10-K, which can be found here and here, respectively, and are incorporated herein by reference.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Information relating to transactions or currently proposed transactions to which the Company, any of our subsidiaries, and certain other persons had or are to have a direct or indirect material interest, including investors’ rights agreement, right of refusal and co-sale agreement, voting agreement, real estate transactions, and investments in Investment Products and Notes Program can be found under “Item 13. Certain Relationships and Related Transactions, and Director Independence” of the Company’s Annual Report for the fiscal year ended December 31, 2025 on Form 10-K, which can be found here and is incorporated herein by reference.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding capital stock as of August 4, 2026 for the following: (i) each of our directors and executive officers, (ii) all persons who are our directors and executive officers as a group and (iii) any person who is known by us to be the beneficial owner of more than 10% of any class of our outstanding capital stock.

We calculated percentage ownership based on 44,472,389 shares of our capital stock outstanding as of August 4, 2026, which consisted of 2,458,394 shares of Class A Common Stock, 20,148,949 shares of Class B Common Stock, 10,000,000 shares of Class F Common Stock, and 11,865,046 shares of Series A Preferred Stock outstanding. In computing the beneficial ownership of outstanding shares of Class A Common Stock, we deemed a person to be the beneficial owner of all restricted shares of Class A Common Stock that were issued to such person under our the Plan regardless of whether such shares have vested, as the Plan provides that, unless we provide otherwise, a grantee of restricted shares of Class A Common Stock will be entitled to vote such shares regardless of whether such shares have vested.

To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock or Series A Preferred Stock shown as beneficially owned by that stockholder. Unless otherwise indicated, the address for each person named in the table below is c/o Rise Companies Corp., 11 Dupont Circle NW, Suite 900, Washington, DC 20036.

	Class A		Class B			Class F		Series A Preferred(1)		Voting Power
Name of Beneficial Owner	No. of Shares	% of Class	No. of Shares	% of Class		No. of Shares	% of Class	No. of Shares	% of Class	% of Common Stock (2)		% of All Capital Stock (3)
10% Stockholders
Oak Pacific Investment(1)	—	—	—	—		—	—	11,865,046	100%	—		6.9%
Daniel S. Miller	—	—	—	—		5,000,000	50%	123,724	1.0%	48.8%		43.8%
Beneficial Ownership Group Created by Voting Agreement(4)	122,900	5.0%	—	—		10,000,000	100%	11,865,046	100%	97.7%		98.0%
Christopher J. Brauckmuller(5)	250,000	10.2%	—	—		—	—	—	—		*	*

Executive Officers and Directors
Benjamin S. Miller	—	—	1,200		*	5,000,000	50%	433,897	3.7%	48.8%		44.1%
Brandon T. Jenkins(5)	450,000	18.3%	—	—		—	—	—	—		*	*
Alison A. Staloch	—	—	—	—		—	—	—	—	—		—
Kenneth J. Shin(5)	650,000	26.4%	202		*	—	—	—	—		*	*
Bjorn J. Hall(5)	250,000	10.2%	32		*	—	—	—	—		*	*
Charlotte Liu	—	—	—	—		—	—	—	—	—		—
Tal Kerret(5)	122,900	5.0%	—	—		—	—	84,931	*		*	*
Haniel Lynn	—	—	—	—		—	—	22,860	*	—		*
Executive officers and directors as a group (8 persons)	1,472,900	59.9%	1,434		*	5,000,000	50%	541,688	4.6%	50.2%		45.5%

*	Represents beneficial ownership of less than 1%.

(1)	Oak Pacific Investment (“OPI”), is a record owner of 7,856,395 shares of Series A Preferred Stock (which amounts to 66.2% of the outstanding shares of Series A Preferred Stock), Joseph Chen, as the Chief Executive Officer of OPI, may be deemed to be the natural person who exercises voting and investment control over the securities held by OPI and, therefore, may be deemed the beneficial owner of such shares under Rule 13d-3 of the Exchange Act. The business address for this entity and individual is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Certain other holders, some of which are listed in the table above, are record owners of the remaining outstanding shares of Series A Preferred Stock. However, pursuant to the Voting Agreement described in footnote 4 below, OPI is deemed to be the beneficial owner of 100.0% of the outstanding shares of Series A Preferred Stock because, as a majority owner of the outstanding shares of Series A Preferred Stock, (i) OPI is entitled to nominate the one director allocated to the Series A Preferred Stock and (ii) the remaining holders of the Series A Preferred Stock have effectively agreed to vote in accordance with OPI with respect to such director.

(2)	Voting power with respect to common stock is calculated by taking into account the votes of Class A Common Stock and Class F Common Stock all voting together as a single class, with Class A Common Stock carrying one (1) vote per share and Class F Common Stock carrying ten (10) votes per share.

(3)	Voting power with respect to capital stock is calculated by taking into account the votes of Class A Common Stock, Class F Common Stock and Series A Preferred Stock all voting together as a single class (with Series A Preferred Stock voting on an as-converted basis), with Class A Common Stock carrying one (1) vote per share, Class F Common Stock carrying ten (10) votes per share and Series A Preferred Stock carrying one (1) vote per share.

(4)	On April 14, 2014, in connection with the Series A Preferred Stock financing described in “Interest of Management and Others in Certain Transactions” (incorporated by reference), we entered into a Voting Agreement (the “Voting Agreement”) with certain Class A and Class F holders of our common stock and Series A holders of our preferred stock, including persons who held more than 10% of any class of our outstanding capital stock, our executive officers and directors, entities with which certain of our officers and directors are affiliated, and family members of certain of our officers and directors. Pursuant to the Voting Agreement, the holders of certain shares of our common stock and preferred stock have agreed to vote their shares on certain matters, including with respect to the election of directors, in accordance with the vote of a majority of the outstanding shares eligible to vote on such matter. The Voting Agreement creates a beneficial ownership group under Section 13(d)(3) of the Exchange Act, which group is comprised of Tal Kerret’s Class A Common Stock, Benjamin Miller and Daniel Miller’s Class F Common Stock and all holders of our Series A Preferred Stock. Mr. Kerret’s shares of Class A Common Stock are restricted shares issued under the Plan. As of December 31, 2020 all shares have vested. Mr. Miller was elected to our Board by certain holders of our Class A and Class F common stock pursuant to the Voting Agreement. Ms. Liu was elected to our Board by the holders of the Series A Preferred Stock pursuant to the Voting Agreement.

(5)	The holder’s shares of Class A Common Stock are restricted shares issued under the Plan. As of December 31, 2020 all shares have vested.

SECURITIES BEING OFFERED

General

The following is a summary of the rights of holders of our Class B Common Stock (the securities being offered), as well as the rights of holders of our other classes of common stock and preferred stock, and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws as they are currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws, copies of which will be filed as exhibits to this offering circular.

Pursuant to our amended and restated certificate of incorporation, we have the authority to issue an aggregate of 106,000,000 shares of capital stock, consisting of (i) 91,000,000 shares of common stock, par value $0.0001 per share, of which 43,000,000 are designated as “Class A Common Stock,” 38,000,000 are designated as “Class B Common Stock,” and 10,000,000 are designated as “Class F Common Stock” and (ii) 15,000,000 shares of preferred stock, par value $0.0001 per share, all of which are designated as “Series A Preferred Stock.”

Selected provisions of our organizational documents are summarized below. In addition, you should be aware that the summary below does not describe or give full effect to the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

Voting rights. Except as required by applicable law, the holders of our Class B Common Stock are not entitled to vote on any matters submitted to a vote of stockholders. Holders of our Class F Common Stock are entitled to ten (10) votes for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class A Common Stock are entitled to one (1) vote for each share held of record on all matters submitted to a vote of stockholders. The holders of outstanding Class A Common Stock and Class F Common Stock will at all times vote together as one class on all matters, and are entitled to elect two directors at any election of directors.

Dividends, distributions and stock splits. Holders of our common stock, on a pari passu basis with holders of our preferred stock, are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. In the event that such dividends are paid in the form of shares of common stock or rights to acquire common stock, the holders may only receive such shares or rights to acquire such shares from their respective classes of stock.

Liquidation. In the event of any (i) sale of all or substantially all of the our assets, (ii) our merger or consolidation with or into another entity (unless it is a merger or consolidation in which the holders of our capital stock immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of our capital stock or the capital stock of the surviving or acquiring entity), (iii) closing of the transfer of our securities to a person or group of affiliated persons (other than an underwriter of our securities) if after such closing such person or group of affiliated persons would hold 50% or more of our outstanding voting stock (or of the surviving or acquiring entity), or (iv) dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary ((i) through (iv) each being a “Liquidation Event”), after payment of our debts and other liabilities and making provisions for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All the shares of our common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Conversion rights. Holders of our Class B Common Stock do not have any conversion rights. Holders of our Class F Common Stock may convert each share of Class F Common Stock into one fully paid and nonassessable share of Class A Common Stock at any time upon written notice to our transfer agent. Each share of Class F Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock upon transfer, provided however, that such automatic conversion will not be triggered if (i) such transfer is between (x) a Class F stockholder (or any of such Class F stockholder’s Permitted Entities (as such term is defined in our amended and restated certificate of incorporation)) and (y) any other Class F stockholder or such Class F stockholder’s Permitted Entities or (ii) a transfer by a Class F stockholder to any of the Permitted Entities. Each share of Class F Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such holder of Class F.

Registration rights. Holders of our common stock have no preemptive or other rights to subscribe for our securities. Certain holders of our Class F Common Stock have piggyback registration rights pursuant to our Amended and Restated Investors’ Rights Agreement dated as of April 14, 2014 (the “IRA”).

Transfer restrictions. Holders of our Class B Common Stock may not transfer, assign, pledge or otherwise dispose of or encumber shares of Class B Common Stock (or any interest therein) without the prior written consent of our board of directors, or our chief executive officer if our board of directors delegates such authority. Notwithstanding the foregoing, such transfer restrictions shall not apply (i) in the case of a holder of Class B Common Stock who is an individual, to certain transfers made without consideration for bona fide estate planning purposes and (ii) in the case of a holder of Class B Common Stock that is an entity, to certain transfers made without consideration to such entity’s stockholders, members, partners, other equity holders or affiliates.

Lockup. Pursuant to the subscription agreement, included in this Offering Circular as Appendix A, holders of our Class B Common Stock may not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial registered public offering (“IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) sell or otherwise transfer or dispose of any shares of Class B Common Stock (including, without limitation, pursuant to Rule 144 under the Securities Act) held by them. The underwriters in connection with the Company’s IPO are intended third-party beneficiaries of the lockup. If requested by the underwriter engaged by the Company, each holder of our Class B Common Stock will be required to execute a separate letter confirming his or her agreement to comply with the lockup.

Personal Conduct Repurchase Option. In the event that a holder of our Class B Common Stock fails to conform his/her/its personal conduct to common and accepted standards of good citizenship or conducts himself/herself/itself in a way that reflects poorly upon us, as determined by our board of directors in its sole, but good faith, discretion, our board of directors may elect, at its sole discretion, to cause us to repurchase all, but not less than all, of the shares of Class B Common Stock held by such holder of Class B Common Stock. In connection with any repurchase of Class B Common Stock, the price paid to the applicable holder of Class B Common Stock shall be equal to the aggregate original purchase price paid for the shares plus all declared but unpaid dividends on such shares.

Inspection Rights. Section 220 of the General Corporation Law of Delaware allows a stockholder of a company to inspect for any proper purpose, a company’s stock ledger, list of stockholders, and other books and records and the books and records of a company’s subsidiary in certain circumstances. Holders of our Class B Common Stock agree to waive the inspection rights set forth in Section 220 of the General Corporation Law of Delaware. However, as a company subject to the reporting requirements under the Exchange Act, we must publicly file certain annual, quarterly and current reports, which will include annual audited financials and management’s discussion and analysis of financial condition and results of operations.

Preferred Stock

Voting rights. Each share of our preferred stock is entitled to one vote for each share of Class A Common Stock into which such preferred stock could then be converted, and with respect to such vote, such holder will have equal voting rights and powers to that of holders of Class A Common Stock. So long as at least 2,500,000 shares of Series A Preferred Stock remain outstanding, the holders of such shares of Series A Preferred Stock are entitled to elect one director at any election of directors and are entitled to certain protective provisions.

Dividends, distributions and stock splits. Holders of our preferred stock are entitled to receive dividends on a pari passu basis with holders of shares of common stock when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends. Dividends will be distributed among holders of preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted.

Liquidation. In the event of any Liquidation Event, the holders of preferred stock are entitled to receive, prior and in preference to the holders of common stock, an amount per share equal to the sum of the applicable original issue price of $2.1872 per share, plus declared but unpaid dividends on such share.

Conversion rights. Holders of our preferred stock may convert each share of preferred stock into such number of fully paid and nonassessable shares of Class A Common Stock, determined by dividing the applicable original issue price for such shares of preferred stock by the applicable conversion price for such series, as adjusted for certain anti-dilution protections. The issuance of our Class B Common Stock has not and will not trigger any conversion price adjustments for the preferred stock. Each share of preferred stock will automatically convert into shares of Class A Common Stock at the conversion rate at the time in effect, immediately upon the earlier of the closing of the sale of our common stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act or the date or event specified by vote, written consent or agreement of the holders of a majority of the then outstanding shares of preferred stock.

Other rights. Holders of our preferred stock have other rights such as demand, piggyback, and S-3 registration rights, information rights and preemptive rights pursuant to the IRA. The holders of our preferred stock also have rights of first refusal and co-sale with respect to certain transfers made by certain holders of our common stock. In addition to the requirements set forth in Section 160 of the Delaware General Corporation Law, no capital stock may be repurchased or redeemed by us without the approval of the majority of the then outstanding shares of our preferred stock, except for the repurchase of shares of common stock from persons performing services for us pursuant to agreements under which we have the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, pursuant to a right of first refusal.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation permits us to provide indemnification of directors and officers to the fullest extent permitted by law. Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

We have also entered into separate indemnification agreements with our directors and executive officers that are, in some cases, broader than the specific indemnification provisions contained in our amended and restated certificate of incorporation, bylaws or the Delaware General Corporation Law.

The indemnification agreements require us, among other things, to indemnify executive officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. We are also required to advance amounts to or on behalf of our officers and directors in the event of claims or actions against them. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as our directors and executive officers.

Anti-Takeover Effects of Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Delaware Law

Section 203 of the Delaware General Corporation Law, an anti-takeover provision, generally prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10.0% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15.0% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15.0% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85.0% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors;

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder; or

•	we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders.

Although Section 203 is not applicable to us as of the date of this offering circular, because we do not currently have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, we may become subject to Section 203 in the future. In the event that we become subject to Section 203 or otherwise, our stockholders may, by adopting an amendment to our amended and restated certificate of incorporation or bylaws, elect for us not to be governed by Section 203, effective 12 months after adoption. Currently, neither our amended and restated certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that, if applicable to us, the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Appointment and Removal of Officers and Directors. Members of our board of directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors, with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of our directors then in office, though less than a quorum. In lieu of filling any vacancy, the board of directors may reduce the number of directors. The board of directors may, by resolution passed by a majority of the whole board of directors, establish one or more committees consisting of one or more directors that can exercise all the powers and authority of the board of directors, limited by any action expressly required by the Delaware General Corporation Law to be submitted for stockholder approval or the amendment of the bylaws.

Our officers consist of one or more presidents, a treasurer, a secretary, and such other officers, including, without limitation, a chief executive officer and one or more vice presidents, assistant vice presidents, assistant treasurers and assistant secretaries, as determined by the board of directors. The board of directors may remove any officer with or without cause by a majority vote of the directors.

Amendments to Charter and Bylaws. Generally, we reserve the right to amend, alter, change or repeal any provision contained in our amended and restated certificate of incorporation, except with respect to certificate provisions relating to the indemnification of directors, officers, employees, agents or other persons. The amendment of our amended and restated certificate of incorporation requires the adoption of a resolution by our board of directors and a majority vote of stockholders at either a special meeting or the next annual meeting of stockholders. Any amendment to our bylaws requires the approval of stockholders or the board of directors, provided that (i) the board of directors may not amend any provision of the bylaws which by law, by our amended and restated certificate of incorporation or by our bylaws requires action by the stockholders and (ii) any amendment of our bylaws by the board of directors and any new bylaws adopted by the board of directors may be amended by the stockholders.

Restrictions on Transferability. Our Amended and Restated Certificate of Incorporation contains restrictions on the holders of Class B Common Stock to transfer their shares. See “Plan of Distribution - Transferability of our Class B Common Stock” for more information.

Transfer Agent

In December 2017, Fundrise Advisors entered into an agreement with Computershare Inc., and its wholly-owned subsidiary Computershare Trust Company, N.A. (together with Computershare, Inc., “Computershare”), whereby Computershare agreed to act as our transfer agent.

PLAN OF DISTRIBUTION

We are offering up to 4,275,000 shares of our Class B Common Stock pursuant to this offering circular, which represents the value of the shares available to be offered as of August 4, 2026 out of the rolling 12-month maximum offering amount of $75.0 million in our Class B Common Stock taking into account $6.4 million in shares of Class B Common Stock sold over the prior 12-month period. Our Class B Common Stock being offered hereby will be primarily offered by associated persons of ours through the Fundrise Platform at www.fundrise.com. In conducting this offering, such persons intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. For additional information about the Fundrise Platform, please see “Business -The Fundrise Platform.”

This offering circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the Fundrise Platform, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase our Class B Common Stock, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement in the form attached to this offering circular as Appendix A, and wire or ACH funds for its subscription amount in accordance with the instructions provided therein.

Settlement may occur up to 30 days after a prospective investor submits a subscription agreement, depending on the volume of subscriptions received. An investor will become a stockholder, including for U.S. federal income tax purposes, and the shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a stockholder.

We intend to initially limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased one or more investments sponsored by us.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

State Law Exemption and Offerings to “Qualified Purchasers”

Our Class B Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our Class B Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Class B Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Class B Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Class B Common Stock is being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Class B Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Certificates Will Not be Issued

We will not issue certificates. Instead, our Class B Common Stock will be recorded and maintained on our share register.

Transferability of our Class B Common Stock

Holders of our Class B Common Stock may not transfer, assign, pledge or otherwise dispose of or encumber shares of Class B Common Stock (or any interest therein) without the prior written consent of our board of directors, or our chief executive officer if our board of directors delegates such authority. Notwithstanding the foregoing, such transfer restrictions shall not apply (i) in the case of a holder of Class B Common Stock who is an individual, to certain transfers made without consideration for bona fide estate planning purposes and (ii) in the case of a holder of Class B Common Stock that is an entity, to certain transfers made without consideration to such entity’s stockholders, members, partners, other equity holders or affiliates.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We are offering our Class B Common Stock on a best efforts basis primarily through the online Fundrise Platform.

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, the past performance of our Company and our affiliates, brochures, articles and publications, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Class B Common Stock, these materials will not give a complete understanding of this offering, us or our Class B Common Stock and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our Class B Common Stock.

HOW TO SUBSCRIBE

Subscription Procedures

We intend to initially limit the offer and sale of our Class B Common Stock in this offering solely to investors who have purchased one or more of the investments sponsored by us. Investors seeking to purchase our Class B Common Stock who have purchased one or more investments sponsored by us and who satisfy the “qualified purchaser” standards (see “State Law Exemption and Purchase Restrictions”) should proceed as follows:

•	Read this entire offering circular and any supplements accompanying this offering circular.

•	Electronically complete and execute a copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this offering circular as Appendix A.

•	Electronically provide ACH instructions to us for the full purchase price of our Class B Common Stock being subscribed for; note, however, that for subscriptions in excess of $500,000, unless otherwise determined by us, we will require that the purchase price of our Class B Common Stock be submitted via bank wire.

By executing the subscription agreement and paying the total purchase price for our Class B Common Stock subscribed for, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets the minimum standards of a “qualified purchaser”, and that such subscription for Class B Common Stock does not exceed 10% of the greater of such investor’s annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Subscriptions will be binding upon investors and will be accepted or rejected within 45 days of receipt by us.

We will not draw funds from any subscriber until the date your subscription is accepted. If we accept your subscription, we will email you a confirmation.

Minimum Purchase Requirements

The minimum investment in our common shares for initial purchases is $500 worth of Class B Common Stock. However, in certain instances, we may revise the minimum purchase requirements in the future or elect to waive the minimum purchase requirement.

Residents of the State of Washington

For investors and potential investors who are residents of the State of Washington, please send all correspondence, including any questions or comments, to washingtonstate@fundrise.com.

LEGAL MATTERS

Certain legal matters, including the validity of shares of Class B Common Stock offered hereby, have been passed upon for us by Goodwin Procter LLP.

EXPERTS

The consolidated financial statements of Rise Companies Corp. as of December 31, 2025 and 2024 and for each of the years then ended have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

We have not engaged an independent valuation services firm, and do not intend to do so until such time as we are required to do so.

ADDITIONAL INFORMATION

We are subject to the reporting requirements under the Exchange Act and were previously subject to the informational reporting requirements that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A. The SEC maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

The information incorporated by reference herein is an important part of the offering statement and this offering circular. The following documents previously filed with the SEC are incorporated by reference into the offering statement and this offering circular:

•	our Current Reports on Form 8-K filed with the SEC on February 17, 2026, and August 7, 2026;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and

•	the Company’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2026 and June 30, 2026;

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

Rise Companies Corp.
Attention: Investor Relations
11 Dupont Circle NW
9th Floor
Washington, DC 20036
investments@fundrise.com
(202) 584-0550

We also maintain a website at www.fundrise.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this offering circular.

FINANCIAL STATEMENTS OF RISE COMPANIES CORP.

The consolidated financial statements of the Company found under “Item 8. Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which can be found here and under “Item 1. Unaudited Financial Statements” of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026, which can be found here, are hereby incorporated herein by reference.

APPENDIX A
FORM OF SUBSCRIPTION AGREEMENT
SUBSCRIPTION AGREEMENT

FOR Qualified Purchasers
RISE COMPANIES CORP.
A DELAWARE CORPORATION
This is a Subscription for
Class B Common Stock of
Rise Companies Corp. (“Fundrise”)

THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of _____________________, by and between the undersigned (the “Subscriber,” “Investor,” or “you”) and Rise Companies Corp., a Delaware corporation (“Fundrise” or “we” or “us” or “our”), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by Fundrise) certain shares of Class B Common Stock (the “Shares”), as set forth in Section 1 and on the signature page hereto, offered pursuant to the most recent Offering Circular of Fundrise (the “Offering Circular”) qualified by the Securities and Exchange Commission (the “SEC”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Subscription for and Purchase of the Shares.

1.1            Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Shares (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth on the signature page to this Agreement.

1.2            [Reserved].

1.3            The offering of Shares is described in the Offering Circular, that is available through the online website platform www.fundrise.com (the “Fundrise Platform”), which is owned and operated by Fundrise, LLC, a wholly owned subsidiary of Fundrise, as well as on the SEC’s EDGAR website. Please read this Agreement, the Offering Circular and exhibits thereto, including our corporate governance documents. While they are subject to change, as described below, Fundrise advises you to print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms together with the Terms and Conditions and the Terms of Use, consent to Fundrise, LLC’s Privacy Policy, and agree to transact business with us and to receive communications relating to the Shares electronically.

1.4            Fundrise has the right to reject this Subscription in whole or in part for any reason. The Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5            Once you make a funding commitment to purchase Shares, it is irrevocable until the Shares are issued, the Purchase is rejected by Fundrise, or Fundrise otherwise determines not to consummate the transaction.

1.6            The undersigned has received and read a copy of the Fundrise’s amended and restated certificate of incorporation, as amended from time to time (the “Certificate of Incorporation”) and Fundrise’s bylaws, as amended from time to time (the “Bylaws”) and agrees that its execution of this Subscription Agreement constitutes its consent to the Certificate of Incorporation and the Bylaws, and, that upon acceptance of this Subscription Agreement by Fundrise, the undersigned will become a stockholder of Fundrise as a holder of Shares. When this Subscription Agreement is countersigned by the Company, the Certificate of Incorporation and the Bylaws shall be binding upon the undersigned as of the settlement date.

2.	Purchase of the Shares.

2.1            The Subscriber understands that the Purchase Price is payable with the execution and submission of this Agreement, and accordingly, is submitting herewith to Fundrise the Purchase Price as agreed to by Fundrise on the Fundrise Platform.

2.2            If Fundrise returns the Subscriber’s Purchase Price to the Subscriber, Fundrise will not pay any interest to the Subscriber.

2.3            If this Subscription is accepted by Fundrise, the Subscriber agrees to comply fully with the terms of this Agreement, the Shares and all other applicable documents or instruments of Fundrise, including the Certificate of Incorporation and the Bylaws. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this Subscription and the Subscriber’s purchase of the Shares.

2.4            In the event that this Subscription is rejected in full or the offering is terminated, payment made by the Subscriber to Fundrise for the Shares will be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Subscription is rejected in part, Fundrise shall refund to the Subscriber any payment made by the Subscriber to Fundrise with respect to the rejected portion of this Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.

2.5            To the extent that the funds are not ultimately received by Fundrise or are subsequently withdrawn by the Subscriber, whether due to an ACH chargeback or otherwise, the Subscription Agreement will be considered terminated, and the Subscriber shall not be entitled to any shares subscribed for or dividends that may have accrued.

3.	Investment Representations and Warranties of the Subscriber. The Subscriber represents and warrants to Fundrise the following:

3.1            The information that the Subscriber has furnished herein, including (without limitation) the information furnished by the Subscriber to Fundrise, LLC, a wholly owned subsidiary of Fundrise, upon signing up for the Fundrise Platform regarding whether Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”) and/or (ii) a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that Fundrise accepts this subscription. Further, the Subscriber shall immediately notify Fundrise of any change in any statement made herein prior to the Subscriber’s receipt of Fundrise’s acceptance of this Subscription, including, without limitation, Subscriber’s status as an “accredited investor” and/or “qualified purchaser”. The representations and warranties made by the Subscriber may be fully relied upon by Fundrise and by any investigating party relying on them.

3.2            The Subscriber, if an entity, is, and shall at all times while it holds Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown on the signature page of this Agreement.

3.3            The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by Fundrise, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

3.4            At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by Fundrise or any other person that:

a.	A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or

b.	The past performance or experience on the part of Fundrise and/or its officers or directors does not in any way indicate the predictable or probable results of the ownership of the Shares or the overall Fundrise venture.

3.5            The Subscriber has received this Agreement, the Offering Circular, the Certificate of Incorporation and the Bylaws. The Subscriber and/or the Subscriber’s advisors, who are not affiliated with and not compensated directly or indirectly by Fundrise or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with Fundrise and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Subscriber’s own interests in connection with the Purchase.

3.6            The Subscriber understands that the Shares being purchased are a speculative investment which involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Shares, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Shares. The Subscriber has read, reviewed and understood the risk factors set forth in the Offering Circular.

3.7            The Subscriber understands that any forecasts or predictions as to Fundrise’s performance are based on estimates, assumptions and forecasts that Fundrise believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

3.8            The Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in Fundrise.

3.9            The amount of Shares being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of Subscriber’s annual revenue or net assets at fiscal year-end (for non-natural persons).

3.10          The Subscriber has had an opportunity to ask questions of Fundrise or anyone acting on its behalf and to receive answers concerning the terms of this Agreement and the Shares, as well as about Fundrise and its business generally, and to obtain any additional information that Fundrise possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the Subscriber.

3.11           The Subscriber agrees to provide any additional documentation Fundrise may reasonably request, including documentation as may be required by Fundrise to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

3.12          The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Shares offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Shares, or has recommended or endorsed the Shares, and that the Shares have not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.13          [Reserved].

3.14           The Subscriber is subscribing for and purchasing the Shares without being furnished any offering literature, other than the Offering Circular, the Certificate of Incorporation, the Bylaws and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the Subscriber has otherwise requested from Fundrise in writing, and without receiving any representations or warranties from Fundrise or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or Subscriber’s advisors.

3.15           The Subscriber’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to Fundrise. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

3.16           The Subscriber is subscribing for and purchasing the Shares solely for the Subscriber’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Shares, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.17           The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned herein, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

3.18           Fundrise’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”).

For purposes of this Section 3.18, the following terms shall have the meanings described below:

“Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure;

“Foreign Shell Bank” shall mean a Foreign Bank without a presence in any country;

“Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank;

“Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur;

“Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to Fundrise in connection therewith;

“Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan;

“Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

(a)	None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

(b)	To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause Fundrise or any of its personnel or affiliates to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

(c)	When requested by Fundrise, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that Fundrise may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person[1] to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. Fundrise reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to Fundrise. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, the subscription by the Subscriber may be refused.

(d)	Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment nor, in the case of an Subscriber which is an entity, any Related Person is:

(i)	a Prohibited Investor;

(ii)	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

(iii)	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or Bank without a physical presence in any country, but does not include a regulated affiliate;

(iv)	a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

(e)	The Subscriber hereby agrees to immediately notify Fundrise if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 3.18 have become incorrect or if there is any change in the information affecting these representations and covenants.

(f)	The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, Fundrise may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Subscriber’s interest in the Shares.

3.19          The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning Fundrise and to consult with independent tax advisers regarding the tax consequences of investing through Fundrise. The Subscriber acknowledges that Subscriber understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that Fundrise is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Subscriber by reason of the Purchase.

4.	Waiver of Statutory Information Rights. The Subscriber acknowledges and understands that, but for the waiver made herein, the Subscriber would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, Fundrise’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of Fundrise, if any, under the circumstances and in the manner provided in Section 220 of the General Corporation Law of Delaware (any and all such rights, and any and all such other rights of the Subscriber as may be provided for in Section 220, the “Inspection Rights”). In light of the foregoing, until the first sale of securities of Fundrise to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Act, the Subscriber hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 220 or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing waiver shall not affect any rights of a director, in his or her capacity as such, under Section 220.

5.	Restriction on Transfers

5.1            Before any Subscriber of Shares may transfer, assign, pledge, or otherwise dispose of or encumber Shares (or any interest therein) to another prospective holder, such Subscriber must obtain the prior written consent of the corporation upon resolutions duly approved by the Board of Directors, which consent may be withheld in its sole discretion.

5.2            Notwithstanding the foregoing, the provisions of this Section 5.1 shall not apply to the following transactions:

(a)	in the case of a Subscriber who is an individual, the transfer without consideration of any Shares made for bona fide estate planning purposes, either during a Subscriber’s lifetime or on death by will or intestacy to (i) his or her spouse or Spousal Equivalent, child (natural or adopted), sibling, or any other direct lineal antecedent or descendant of such Subscriber (or his or her spouse or Spousal Equivalent) (all of the foregoing collectively referred to as “family members”), or any other relative approved by the Corporation upon resolutions duly approved by the Board of Directors or (ii) any custodian or trustee of any trust, partnership or limited liability company solely for the benefit of, or the ownership interests of which are owned wholly by, such Subscriber or any such family members. “Spousal Equivalent” as used herein shall mean an individual who is registered with any state governmental entity as a domestic partner of the relevant person to whom such individual may be a Spousal Equivalent (a “Registered Domestic Partner”) or who (i) irrespective of whether or not the relevant person to whom such individual may be a Spousal Equivalent and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (ii) they intend to remain so indefinitely, (iii) neither are married to anyone else nor a Registered Domestic Partner with anyone else, (iv) both are at least 18 years of age and mentally competent to consent to contract, (v) they are not related by blood to a degree of closeness that which would prohibit legal marriage in the state in which they legally reside, (vi) they are jointly responsible for each other’s common welfare and financial obligations, and (vii) they reside together in the same residence for the last twelve (12) months and intend to do so indefinitely; or

(b)	in the case of a Subscriber that is an entity, the transfer without consideration of any Shares by a Subscriber to its stockholders, members, partners, other equity holders, or affiliates.

5.3            In the case of any transfer consented to by the corporation or described in Section 5.2 above or otherwise, the transferee, assignee, or other recipient shall receive and hold the Shares subject to the provisions of this Section 5, and there shall be no further transfer of such stock except in accordance with this Section 5.1, Section 5.2 and Section 5.3.

6.	Lockup Provision.

6.1            Each Subscriber hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial registered public offering (“IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) sell or otherwise transfer or dispose of any Shares (including, without limitation, pursuant to Rule 144 under the Securities Act) held by him or her.

6.2            The underwriters in connection with the Company’s IPO are intended third-party beneficiaries of this Section 6 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. If requested by the underwriter engaged by the Company, each Subscriber shall execute a separate letter confirming his or her agreement to comply with this Section.

7.	Tax Forms. The Subscriber will also need to complete an IRS Form W-9 or the appropriate IRS Form W-8, which should be returned directly to us via the Fundrise Platform. The Subscriber certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to us will be true, correct and complete. The Subscriber shall (i) promptly inform us of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Internal Revenue Code of 1986, as amended, or any applicable Treasury Regulations or as may be requested from time to time by us.

8.	Personal Conduct Repurchase Option for the Shares.

8.1            In the event that the Subscriber fails to conform his/her/its personal conduct to common and accepted standards of good citizenship or conducts himself/herself/itself in a way that reflects poorly upon Fundrise, as determined by the Board of Directors of Fundrise (the “Board”) in its sole, but good faith discretion, the Board may elect, at its sole discretion, to cause Fundrise to repurchase all, but not less than all, of the Shares held by the Subscriber; provided, however that the Board may delegate the power to make the decision to cause Fundrise to repurchase the Subscriber’s Shares under this Section 8 to Fundrise’s Chief Executive Officer (the “CEO”).

8.2            In the event that the Board (or the CEO if the Board has delegated its power to the CEO), elects to cause Fundrise to repurchase any Shares pursuant to this Section 8, Fundrise shall, within fifteen (15) business days of such election, send written notice to the Subscriber stating that Fundrise is exercising its right to repurchase the Subscriber’s Shares pursuant to Section 8 (the “Repurchase Notice”).

8.3            In connection with any repurchase by Fundrise of Shares pursuant to this Section 8, the price paid to the Subscriber shall be equal to the aggregate original purchase price paid for the Shares plus all declared but unpaid dividends on such shares (the “Repurchase Price”). The Repurchase Price paid pursuant to this Section 8 shall be delivered to the Subscriber within fifteen (15) business days after the Repurchase Notice is provided to the Subscriber. The date on which Fundrise pays or tenders the Repurchase Price to the Subscriber shall be referred to herein as the “Repurchase Date”.

8.4            On or before the Repurchase Date, the Subscriber shall surrender any certificate or certificates representing such Shares (or, if the Subscriber alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to Fundrise to indemnify Fundrise against any claim that may be made against Fundrise on account of the alleged loss, theft or destruction of such certificate) to Fundrise, in the manner and at the place designated in the Repurchase Notice.

8.5            On the Repurchase Date, notwithstanding that the certificates evidencing any of the Shares so called for repurchase shall not have been surrendered, all rights with respect to such Shares shall forthwith after the Repurchase Date terminate. Any Shares that are repurchased shall be automatically and immediately cancelled and retired.

9.	No Advisory Relationship. You acknowledge and agree that the purchase and sale of the Shares pursuant to this Agreement is an arms-length transaction between you and Fundrise. In connection with the purchase and sale of the Shares, Fundrise is not acting as your agent or fiduciary. Fundrise assumes no advisory or fiduciary responsibility in your favor in connection with the Shares or the corresponding project investments. Fundrise has not provided you with any legal, accounting, regulatory or tax advice with respect to the Shares, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

10.	Bankruptcy. In the event that you file or enter bankruptcy, insolvency or other similar proceeding, you agree to use the best efforts possible to avoid Fundrise being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) you be allowed by Fundrise to return the Shares to Fundrise for a refund or (ii) Fundrise be mandated or ordered to redeem or withdraw Shares held or owned by you.

11.	Miscellaneous Provisions.

11.1          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof).

11.2          All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the Subscriber at the records of Fundrise (or that you submitted to us via the Fundrise Platform). You shall send all notices or other communications required to be given hereunder to Fundrise via email at investments@fundrise.com (with a copy to be sent concurrently via prepaid certified mail to: Rise Companies Corp., 11 Dupont Circle NW, 9th Floor, Washington, DC 20036, Attention: Investor Relations).

Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

11.3          This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of Fundrise. Any such assignment, transfer or delegation in violation of this section shall be null and void.

11.4           The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

11.5          Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

11.6          If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.7           In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

11.8           This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Shares) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with Fundrise with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between us.

11.9           This Agreement may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11.10         The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

11.11         The parties acknowledge that there are no third party beneficiaries of this Agreement, except for any affiliates of Fundrise that may be involved in the issuance or servicing of Shares on the Fundrise Platform, which the parties expressly agree shall be third party beneficiaries hereof.

12.	Consent to Electronic Delivery. The Subscriber hereby agrees that Fundrise may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of Fundrise and its investments, including, without limitation, information about the investment, required or permitted to be provided to the Subscriber under the Offering Circular or hereunder by means e-mail or by posting on an electronic message board or by other means of electronic communication, such as the Fundrise Platform. Because Fundrise operates principally on the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Fundrise Platform or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a “Disclosure”). The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.

(a)	Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

(b)	Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

(c)	Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

(d)	How to Contact Us Regarding Electronic Disclosures. You can contact us via email at investments@fundrise.com. You may also reach us in writing at the following address: Rise Companies Corp., 11 Dupont Circle NW, 9th Floor, Washington, DC 20036, Attention: Investor Support. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered e-mail address changes, you must notify us of the change by sending an email to investments@fundrise.com. You also agree to update your registered residence address and telephone number on the Fundrise Platform if they change. You will print a copy of this Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Fundrise Platform.

13.	Consent to Electronic Delivery of Tax Documents.

(a)	Please read this disclosure about how we will provide certain documents that we are required by the Internal Revenue Service (the “IRS”) to send to you (“Tax Documents”) in connection with your Shares. A Tax Document provides important information you need to complete your tax returns. Tax Documents include IRS Form 1099. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

(b)	Agreement to Receive Tax Documents Electronically. By executing this Agreement on the Fundrise Platform, you are consenting in the affirmative that we may send Tax Documents to you electronically, and acknowledging that you are able to access Tax Documents from the site which are made available under “My Account” > “Tax Center”. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(c)	How We Will Notify You That a Tax Document is Available. On or before the required IRS-designated due date for your Tax Document, you will receive an electronic notification via email when your Tax Documents are ready for access on the Fundrise Platform. Your Tax Documents are maintained on the Fundrise Platform through at least October 15 of the applicable tax year, at a minimum, should you ever need to access them again.

(d)	Your Option to Receive Paper Copies. To obtain a paper copy of your Tax Documents, you can print one by visiting the Fundrise web site. You can also contact us at investments@fundrise.com and request a paper copy.

(e)	Withdrawal of Consent to Receive Electronic Notices. You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

Rise Companies Corp.
Attention: Investor Support
11 Dupont Circle NW
9th Floor
Washington, DC 20036

If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(f)	Termination of Electronic Delivery of Tax Documents. We may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:

•	You don’t have a password for your Fundrise account

•	Your Fundrise account is closed

•	You were removed from the Fundrise account

•	Your role or authority on the Fundrise account changed in a manner that no longer allows you to consent to electronic delivery

•	We received three consecutive email notifications that indicate your email address is no longer valid

•	We cancel the electronic delivery of Tax Documents

(g)	You Must Keep Your E-mail Address Current With Us. You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at investments@fundrise.com.

(h)	Hardware and Software Requirements. In order to access and retain Tax Documents electronically, you must satisfy the computer hardware and software requirements as set forth above in Section 12(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper, and electronic storage if you wish to download and save Tax Documents to your computer.

15.	Limitations on Damages. IN NO EVENT SHALL FUNDRISE BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

16.	Authority. By executing this Agreement, you expressly acknowledge that you have reviewed this Agreement and the Offering Circular for this particular subscription.

[Signature page to follow]

IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), hereby acknowledges that it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

Print Name of Subscriber

Description of Entity (if applicable)

Signature of Subscriber

Name of Person Signing on behalf of Subscriber

Title (if applicable)

Address of Subscriber:

Telephone:

Email:

Number of Shares Purchased:

Purchase Price:

(Signature Page to Subscription Agreement)

AGREED AND ACCEPTED BY

Rise Companies Corp.

By:
Name: Benjamin Miller
Title: Chief Executive Officer

Rise Companies Corp.
11 Dupont Circle NW
9th Floor
Washington, DC 20036
investments@fundrise.com
(202) 584-0550

(Signature Page to Subscription Agreement)

Rise Companies Corp.
UP TO 4,275,000 SHARES OF OUR CLASS B COMMON STOCK
OFFERING CIRCULAR

You should rely only on the information contained in this offering circular. No dealer, salesperson or other individual has been authorized to give any information or to make any representations that are not contained in this offering circular. If any such information or statements are given or made, you should not rely upon such information or representation. This offering circular does not constitute an offer to sell any securities other than those to which this offering circular relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This offering circular speaks as of the date set forth above. You should not assume that the delivery of this offering circular or that any sale made pursuant to this offering circular implies that the information contained in this offering circular will remain fully accurate and correct as of any time subsequent to the date of this offering circular.

[DATE]

PART III - EXHIBITS

Index to Exhibits

Exhibit No.	Description
2.1*	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to Form 1-U filed June 10, 2022)
2.2*	Bylaws (incorporated by reference to Exhibit 2.2 to Form 1-A/A filed on January 20, 2017)
3.1*	Investors’ Rights Agreement, by and among Rise Companies Corp. and certain investors, dated April 14, 2014 (incorporated by reference to Exhibit 3.1 to Form 1-A filed on December 29, 2016)
3.2*	First Refusal and Co-Sale Agreement, by and among Rise Companies Corp. and certain investors, dated April 14, 2014 (incorporated by reference to Exhibit 3.2 ton Form 1-A filed on December 29, 2016)
4.1**	Form of Subscription Package (included in the Offering Circular as Appendix A and incorporated herein by reference)
5.1*	Voting Agreement, by and among Rise Companies Corp. and certain stockholders, dated April 14, 2014 (incorporated by reference to Exhibit 5.1 to Form 1-A filed on December 29, 2016)
6.1*	Third Amended and Restated 2014 Stock Option and Grant Plan (incorporated by reference to Exhibit 6.1 to Form 1-U filed December 8, 2023)
10.1*	Power of Attorney (incorporated by reference to Exhibit 10.1 to Form 1-A filed on September 11, 2025)
11.1**	Consent of Goodwin Procter LLP (included in Exhibit 12.1)
11.2**	Consent of KPMG LLP
12.1**	Opinion of Goodwin Procter LLP as to the legality of the securities being qualified

*	Previously filed

**	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on August 11, 2026.

Rise Companies Corp.

By:	/s/ Benjamin S. Miller
Name: Benjamin S. Miller
Title: Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin S. Miller	Chief Executive Officer	August 11, 2026
Benjamin S. Miller	(Principal Executive Officer)

/s/ Alison A. Staloch	Chief Financial Officer	August 11, 2026
Alison A. Staloch	(Principal Financial Officer and Principal Accounting Officer)

/s/ Benjamin S. Miller	Director	August 11, 2026
Benjamin S. Miller

*	Director	August 11, 2026
Brandon T. Jenkins

*	Director	August 11, 2026
Charlotte Liu

*	Director	August 11, 2026
Tal Kerret

*	Director	August 11, 2026
Haniel Lynn

*By:	/s/ Benjamin S. Miller
Attorney-in-Fact